                            STOCK PURCHASE AGREEMENT

                                 by and between

                             FIDELITY LEASING, INC.

                                       and

                          JAPAN LEASING (U.S.A.), INC.



                                   dated as of

                                December 15, 1998

                                TABLE OF CONTENTS


                                    ARTICLE I

                                   DEFINITIONS

Section 1.1       Definitions                                                 2

                                   ARTICLE II

                           PURCHASE AND SALE OF SHARES

Section 2.1       Sale and Transfer of Shares                                12
Section 2.2       Purchase Price                                             13
Section 2.3       Purchase Price Adjustment                                  13

                                   ARTICLE III

                                   THE CLOSING

Section 3.1       Closing                                                    15

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

Section 4.1       Organization                                               16
Section 4.2       Capitalization                                             17
Section 4.3       Authorization; Validity of Agreement                       18
Section 4.4       No Violations; Consents and Approvals                      19
Section 4.5       Financial Statements                                       20
Section 4.6       Absence of Certain Changes                                 21
Section 4.7       No Undisclosed Liabilities                                 21
Section 4.8       Litigation; Compliance with Law                            22
Section 4.9       Employee Benefit Plans; ERISA                              22
Section 4.10      Real Property                                              26
Section 4.11      Intellectual Property                                      28
Section 4.12      Computer Software                                          29
Section 4.13      Material Contracts                                         29
Section 4.14      Taxes                                                      31
Section 4.15      Affiliated Party Transactions; Sensitive Payments          32
Section 4.16      Environmental Matters                                      33
Section 4.17      No Brokers                                                 33
Section 4.18      Receivables, Inventory and Payables                        34
Section 4.19      Disclosure                                                 34
Section 4.20      Tangible Personal Property                                 34
Section 4.21      Permits                                                    35
Section 4.22      Insurance; No Casualty Events                              35
Section 4.23      Employees; Labor Relations                                 36
Section 4.24      Registration Rights                                        38
Section 4.25      Exemption from Registration; Restrictions on Offer and
                  Sale of Same or Similar Securities                         38
Section 4.26      Financing Contracts                                        38
Section 4.27      Accurate and Complete Disclosure                           40

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 5.1       Organization                                               40
Section 5.2       Authorization: Validity of Agreement                       41
Section 5.3       No Violations; Consents and Approvals                      41
Section 5.4       Litigation; Compliance with Law                            42
Section 5.5       No Brokers                                                 43
Section 5.6       Investigation by Purchaser                                 43
Section 5.7       Investment Intent                                          44

                                   ARTICLE VI

                                    COVENANTS

Section 6.1       Conduct of the Business by the Company Pending the Closing 44
Section 6.2       Access to Information                                      47
Section 6.3       Best Efforts                                               48
Section 6.4       Consents                                                   49
Section 6.5       HSR Filings                                                49
Section 6.6       Public Announcements                                       50
Section 6.7       Employee Receivables and Payables                          50
Section 6.8       Employee Benefits                                          51
Section 6.9       Notification of Certain Matters                            51
Section 6.10      Tax Matters                                                52
Section 6.11      Seller Non-Competition and Non-Solicitation Covenants      58
Section 6.12      Payment of Company Debt; Release of Guaranties             59
Section 6.13      Powers of Attorney; Accounts                               61
Section 6.14      Inquiries and Negotiations                                 62
Section 6.15      Delivery of November Financial Statements and December
                  Financial Statements                                       65
Section 6.16      Employee Bonuses                                           65
Section 6.17      Collection of Certain Receivables and Partial Remittance   66
Section 6.18      Assignment                                                 67
Section 6.19      Commitment Letter; Certain Termination Rights              67

                                   ARTICLE VII

                                   CONDITIONS

Section 7.1       Conditions to Seller's Obligations                         68
Section 7.2       Conditionsto Purchaser's Obligations                       70

                                  ARTICLE VIII

                    DOCUMENTS TO BE DELIVERED AT THE CLOSING

Section 8.1       Documents to Be Delivered by Seller                        72
Section 8.2       Documents to Be Delivered by Purchaser                     72

                                   ARTICLE IX

                                   TERMINATION

Section 9.1       Termination                                                73
Section 9.2       Effect of Termination                                      74

                                    ARTICLE X

               SURVIVAL OF OBLIGATIONS; INDEMNIFICATION; REMEDIES

Section 10.1      Indemnification by Seller                                  75
Section 10.2      Indemnification by Parent and Purchaser                    76
Section 10.3      Certain Other Indemnity Matters                            76
Section 10.4      Time Limitations                                           77
Section 10.5      Limitations on Amount                                      78
Section 10.6      Procedure for Indemnification; Third Party Claims          78
Section 10.7      Security for Indemnification                               81

                                   ARTICLE XI

                                  MISCELLANEOUS

Section 11.1      Fees and Expenses                                          81
Section 11.2      Amendments                                                 82
Section 11.3      Notices                                                    82
Section 11.4      Interpretation                                             83
Section 11.5      Headings                                                   84
Section 11.6      Counterparts                                               84
Section 11.7      Entire Agreement                                           84
Section 11.8      Severability                                               84
Section 11.9      Governing Law                                              84
Section 11.10     Assignment                                                 84
Section 11.11     Specific Performance; Submission to Jurisdiction           85
Section 11.12     Waiver                                                     86
Section 11.13     Time of Essence                                            86

                            STOCK PURCHASE AGREEMENT

                  THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of December 15, 1998, by and between, Fidelity Leasing, Inc., a Pennsylvania corporation ("Purchaser"), and Japan Leasing (U.S.A.), Inc., a Delaware corporation ("Seller"),

         W-I-T-N-E-S-S-E-T-H:

         WHEREAS, Resource America, Inc., a Delaware corporation ("Parent"), owns all of the issued and outstanding capital stock of Resource Leasing, Inc., a Delaware corporation, which in turn owns all of the issued and outstanding capital stock of Purchaser; and

         WHEREAS, Seller owns all of the issued and outstanding capital stock of JLA Credit Corporation, a Delaware corporation (the "Company"); and

         WHEREAS, the Company is a specialty commercial finance company engaged in the business of originating, acquiring, securitizing and servicing non-cancellable, full-payout equipment leases in the United States (the "Business"); and

         WHEREAS, Purchaser desires to purchase from Seller all of the issued and outstanding capital stock of the Company (the "Shares") upon and subject to the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

         ARTICLE I

DEFINITIONS

         Section 1.1 Definitions . As used in this Agreement, each of the following terms shall have the respective meaning set forth below:

Term                                                          Defined in Section
----                                                          ------------------

Accounting Dispute Notice                                     2.3(b)
Agreement                                                     Preamble
Approvals                                                     4.10(d)
Acquisition Transaction                                       6.14(a)
Audited Financial Statements                                  4.5
Barclays                                                      10.1(b)
Benefit Arrangement                                           4.9(a)
Business                                                      Recitals
Change-in-Control Amounts                                     6.16(a)
Closing                                                       3.1
Closing Date                                                  3.1
Commitment Letter                                             6.19
Commitment Letter Due Date                                    6.19
Company                                                       Recitals
Company Employee                                              4.13(a)
Company Insurance Policies                                    4.22
Company Lenders                                               6.12(a)
Confidentiality Agreement                                     6.2(b)
Consents                                                      6.4
Contract                                                      4.13(a)
DAF Report                                                    2.3(b)
Damages                                                       10.1(a)
Date of Notice of Claim                                       10.6(d)
Election                                                      6.10(a)
Employment Agreements                                         6.16(a)
Environmental Laws                                            4.16
Existing Employee                                             6.8
Financial Statements                                          4.5
Governmental Entity                                           4.4(b)
Information                                                   6.2(b)
Intellectual Property                                         4.11
Leases                                                        4.10(b)
Material Contracts                                            4.13(a)




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

Material Lease                                                4.10(b)
Material Leased Real Property                                 4.10(b)
Modified ADSP                                                 6.10(b)
Net Asset Value Report                                        2.3(a)
Notice of Claim                                               10.6(a)
Owned Real Property                                           4.10(a)
Parent                                                        Recitals
PBGC                                                          4.9(a)
Plans                                                         4.9(a)
Promissory Note                                               6.12(b)
Purchase Price                                                2.2
Purchaser                                                     Preamble
Purchaser Indemnified Persons                                 10.1(a)
Purchaser's Closing Documents                                 8.2
Section 6.19(b) Last Termination Date                         6.19(b)
Seller                                                        Preamble
Seller Disclosure Letter                                      Article IV
Seller Indemnified Persons                                    10.2
Seller's Closing Documents                                    8.1
Seller Tax Returns                                            6.10(d)(ii)
Shares                                                        Recitals
Special Contingent Liability                                  10.1(b)
Tax Audit                                                     6.10(f)(i)
Unaudited Financial Statements                                4.5


         "Affiliate," with respect to any Person, shall include (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person and (ii) in the case of Seller, the Company, each Company Subsidiary, and its respective directors and officers. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings that correspond to the foregoing.

         "Antitrust Law" means the Sherman Act, each the Clayton Act, the HSR Act, the Federal Trade Commission Act, each as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

         "Assignment" means the Assignment and Assumption of Interests in Receivables, to be executed and delivered at the Closing by the Company, on the one hand, and Seller, on the other hand, in substantially the form of Exhibit 7.1(j).

          "Bankruptcy Exception" means, in respect of any agreement, contract, commitment or obligation, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar law affecting creditors' rights and remedies generally and, with respect to the enforceability of any agreement, contract, commitment or obligation, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.

         "Business Day" means each day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

         "Change in Control" has the meaning set forth in Section 6 of each of the Employment Agreements.

         "Closing Date Balance Sheet" means the consolidated balance sheet for the Company and the Company Subsidiaries prepared as of the close of business on the Closing Date before giving effect to the Closing or any of the other transactions contemplated hereby to occur on the Closing Date and in accordance with GAAP applied on a basis consistent with the preparation of the Audited Financial Statements.

         "Closing Date Net Asset Value" means the amount by which the total assets of the Company and the Company Subsidiaries on a consolidated basis exceeds the total liabilities of the Company and the Company Subsidiaries on a consolidated basis, in each case as derived from the Closing Date Balance Sheet.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company Material Adverse Effect" means any event, condition or circumstance that would be reasonably likely to have a material adverse effect on (A) the business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, but excluding any such effect resulting from any bankruptcy or similar filings made, as of the date hereof, by Seller or any of its Affiliates (other than the Company or any of the Company Subsidiaries), including any defaults or cross-defaults caused by such filings under any agreements to which the Company or any of its Affiliates is a party and the defaults disclosed in the Seller Disclosure Letter or (B) the ability of Seller to perform any of its obligations under this Agreement or consummate the transactions contemplated hereby.

         "Company Subsidiary" means any of JLA Funding Corporation, JLA Funding Corporation II or JLA Funding Corporation III.

         "Corporate Affiliate" means an Affiliate that is not a natural person.

         "Credit Enhancement" means any (i) security deposit, unapplied advance rental payment or dealer investment, (ii) investment certificate, certificate of deposit, authorization to hold funds, hypothecation of account or like instrument, (iii) letter of credit, repurchase agreement, agreement of indemnity, guarantee, lease guarantee bond or postponement agreement, (iv) recourse agreement, (v) security agreement, (vi) property, (vii) certificate representing shares or the right to purchase shares in the capital of any corporation, (viii) Financing Contract or (ix) bond or debenture, in each case pledged, assigned, mortgaged, made, delivered or transferred as security for the performance of any obligation under or with respect to a Financing Contract or Non-Recourse Note.

         "December Financial Statements" means the unaudited consolidated balance sheet and the related unaudited consolidated income statement of the Company and the Company Subsidiaries for the twelve months ending December 31, 1998, to be delivered by Seller to Purchaser following the date hereof pursuant to Section 6.15.

         "Designated Accounting Firm" means PriceWaterhouseCoopers LLP, or if PriceWaterhouseCoopers LLP shall decline or otherwise be unable to perform the engagement in question, another firm of independent certified public accountants of nationally recognized standing (other than the Purchaser Accountants and the Seller Accountants) mutually acceptable to the parties hereto.

         "DOJ" means the Antitrust Division of the United States Department of Justice.

         "Employee Escrow Agreements" means two agreements, each in substantially the form of Exhibit 6.16, to be executed and delivered by the Company and the relevant Company Employee at the Closing.

         "Employment Agreements" means the Employment Agreements, effective as of the first day of January, 1998 and existing as of the date hereof, between the Company, on the one hand, and each of Allan Hauskens and Steven A. Dietsch, on the other hand.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Agreement" means an agreement in substantially the form of
Exhibit 7.1(h), to be executed and delivered by Purchaser and Seller at the Closing.

         "Financing Contract" means any contract (including any schedule or amendment thereto or assignment, assumption, renewal or novation thereof) in existence on or prior to the Closing Date and any ancillary agreements relating thereto which is in the form of a lease or rental agreement with respect to property, or any sale contract (including an installment sale contract or conditional sale agreement) arising out of the sale of property or any secured or unsecured financing of property, or any secured or unsecured loan with respect to which the Company and/or a Company Subsidiary is either (i) the lessor, seller, lender, secured party or obligee (whether initially or as an assignee) or (ii) the holder of a Non-Recourse Note secured thereby.

         "Financing Records" means all material records in the possession or control of the Company or any Company Subsidiary relating to the Financing Contracts and any Credit Enhancement with respect thereto, including applications, agreements, promissory notes, security agreements, insurance policies and any other collateral security of any nature whatsoever held by the Company or any Company Subsidiary, including any relevant documents or instruments held by the Company or any Company Subsidiary as collateral security, credit files, computer records, correspondence, collection histories, underwriting criteria and policy and procedure manuals.

         "FTC" means the Federal Trade Commission.

         "GAAP" means generally accepted accounting principles in effect in the United States of America at the time of any determination, and which are applied on a consistent basis during the periods involved, as adjusted in the case of the Closing Date Balance Sheet by the accounting policies set forth in Exhibit
1. Any accounting term or other term used in this Agreement with respect to an accounting matter shall have the meaning given to that term by GAAP, unless otherwise defined herein or the context of this Agreement otherwise requires.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "Income Tax" means any federal, state, local or foreign Tax (a) based upon, measured by or calculated with respect to net income, profits or receipts (including capital gains Taxes and minimum Taxes) or (b) based upon, measured by or calculated with respect to multiple bases (including corporate franchise taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (a), in each case together with any interest, penalties or additions to such Tax.

         "JLC" means Japan Leasing Corporation, a Japanese corporation.

         "Knowledge" of Seller, the Company or any Company Subsidiary, "known" to Seller, the Company or any Company Subsidiary, matters of which Seller, the Company or any Company Subsidiary is "aware" and language of similar import shall mean all matters actually known by any of Mitsumasa Sakka, Allan Hauskens, Steven A. Dietsch, Katsuro Hamada, Jun Ogihara or Chiaki Kojima.

         "Liens" means all mortgages, claims, charges, liens, security interests, pledges, options, easements, rights of way, or other encumbrances of any nature whatsoever.

         "Net Asset Value" means the amount by which (i) the total assets of the Company and the Company Subsidiaries on a consolidated basis exceeds (ii) the total liabilities of the Company and the Company Subsidiaries on a consolidated basis, in each case as derived in reliance on the accounting principles and the methods of applying such principles used in preparing the Financial Statements.

         "Non-Recourse Note" means (i) a promissory note or assignment of chattel paper issued by (and the obligor on which is) an owner of a Financing Contract, which note or assignment is secured by a security interest in (and collateral assignment of) such Financing Contract and all proceeds thereof or
(ii) an assignment of a stream of current and/or future payments due under a Financing Contract, which assignment is secured by a security interest in (and collateral assignment of) such Financing Contract and all proceeds thereof.

         "November Financial Statements" means the unaudited consolidated balance sheet and the related unaudited consolidated income statement of the Company and the Company Subsidiaries for the eleven months ending November 30, 1998, to be delivered by Seller to Purchaser following the date hereof pursuant to Section 6.15.

         "October Financial Statements" means the unaudited consolidated balance sheet and the related unaudited consolidated income statement of the Company and the Company Subsidiaries for the ten months ending October 31, 1998 delivered by Seller to Purchaser prior to the date hereof.

         "Permits" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental Entity.

         "Permitted Liens" means (i) those liens set forth in Section 4.10 of the Seller Disclosure Letter, (ii) (A) any state of facts that would be set forth in the public records of a Governmental Entity, (B) Liens for current water and sewage charges and current Taxes not yet due and payable or being contested in good faith, and (C) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar Liens arising or incurred in the ordinary course of business, in each case that do not materially interfere with the operation of the Company and the Company Subsidiaries, taken as whole, or
(iii) Liens arising or resulting from any action taken by Purchaser or any of its Affiliates.

         "Person" means a natural person, partnership, joint venture, trust, corporation, limited liability company or other entity (including any government or political subdivision or any agency, department or instrumentality thereof).

         "Pre-Closing Period" means any taxable period ending on or prior to the Closing Date.

         "Purchaser Accountants" means Grant Thorton LLP.

         "Purchaser Material Adverse Effect" means any event, condition or circumstance that would be reasonably likely to have a material adverse effect on the ability of Purchaser to perform any of its obligations under this Agreement or consummate the transactions contemplated hereby.

         "Purchaser Plans" means employee benefit plans, as defined in Section 3(3) of ERISA, or such nonqualified employee benefit or deferred compensation plans, stock option, bonus or incentive plans or other employee benefit or fringe benefit programs that may be in effect generally for employees of Purchaser or its Subsidiaries from time to time.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securitized 90+ Contracts" means Financing Contracts of any of the Company Subsidiaries with payments more than 90 days past due as of the date that is two Business Days prior to the Closing Date.

         "Security Agreement" means an agreement in substantially the form of
Exhibit 7.1(i), to be executed and delivered by Purchaser and Seller at the Closing for the purpose of securing the Promissory Note.

         "Seller Accountants" means Arthur Andersen LLP.

         "Straddle Period" means any taxable period that begins before and ends after the Closing Date.

         "Subsidiary" of a Person means any entity of which the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person or such Person otherwise has the right to vote or to direct the vote of such securities or other ownership interests.

         "Target Net Asset Value" means $38,000,000.

         "Tax Affiliate" means any entity that is a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) filing a consolidated U.S. federal Income Tax Return, and a group of corporations filing a consolidated or combined Tax Return for state, local or foreign Tax purposes (each, a "Consolidated Group"), if the Company could be held liable for the Taxes of such entity or of such Consolidated Group.

         "Taxes" means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, service, net worth, payroll, franchise, license, gains, customs, transfer and recording taxes, imposed by any taxing authority, and shall include any interest, penalties or additions to tax.

         "Tax Return" means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority with respect to Taxes.

                                   ARTICLE II

                          PURCHASE AND SALE OF SHARES

         Section 2.1 Sale and Transfer of Shares. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver the Shares to Purchaser, free and clear of all Liens (other than restrictions arising under the Securities Act or any other applicable state securities laws), and Purchaser shall purchase, acquire and accept the Shares from Seller.

         Section 2.2 Purchase Price. Subject to the terms and conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of the

Shares, Purchaser agrees to pay to Seller at the Closing the sum of $38,000,000 (the "Purchase Price"), which sum shall be payable in immediately available funds by (a) a wire transfer in the amount of $5,000,000 to such bank account as may be specified in writing by the Escrow Agent (as defined in the Escrow Agreement) to Purchaser prior to the Closing for deposit in accordance with the terms of the Escrow Agreement and (b) a wire transfer in the amount of $33,000,000 to such bank account as may be specified in writing by Seller to Purchaser prior to the Closing.

         Section 2.3 Purchase Price Adjustment.

                 (a) As promptly as practicable, but not later than 60 days after the Closing Date, Purchaser shall cause to be prepared and delivered to Seller (i) the Closing Date Balance Sheet audited by the Purchaser Accountants and (ii) a report (the "Net Asset Value Report") setting forth a calculation of the Closing Date Net Asset Value. Purchaser shall, and shall cause the Purchaser Accountants to, make available to Seller and the Seller Accountants all books and records of the Company and each Company Subsidiary and all work papers used in connection with the preparation and audit of the Closing Date Balance Sheet or the preparation of the Net Asset Value Report. The Closing Date Balance Sheet and the Net Asset Value Report delivered pursuant to this Section 2.3 shall not be binding on Seller if Seller timely exercises its right to dispute the same pursuant to the procedures set forth in this Section 2.3. If Seller does not exercise such right with respect to the Closing Date Balance Sheet or the Net Asset Value Report on a timely basis under this Section 2.3, then Seller shall be deemed to have accepted the same as delivered pursuant to this Section 2.3.

                 (b) If Seller disputes any item in the Net Asset Value Report, then Seller shall, within 30 days after the delivery of the Closing Date Balance Sheet and Net Asset Value Report, give Purchaser written notice of such dispute (an "Accounting Dispute Notice") setting forth in reasonable detail each of the items in dispute. If no Accounting Dispute Notice is given to Purchaser within such 30-day period, the Closing Date Net Asset Value as set forth in the Net Asset Value Report shall be deemed to be final and binding upon all the parties hereto. In the event that an Accounting Dispute Notice is given to Purchaser within such 30-day period, Seller and Purchaser shall attempt to resolve in good faith and by mutual agreement the items in dispute within 15 days after the delivery of such Accounting Dispute Notice to Purchaser. Failing agreement on all items in dispute within such 15-day resolution period, Purchaser and Seller shall submit such items in dispute for resolution to the Designated Accounting Firm. The Designated Accounting Firm shall be instructed to resolve such disputed items, based solely on written presentations by Purchaser and Seller and not by independent review, and to deliver a written report to the parties hereto upon such disputed items (the "DAF Report") in accordance with Section 11.3, all within 15 days after the submission of such disputed items to it. The DAF Report shall be (i) within the range of proposals established for such dispute by Purchaser and Seller and (ii) deemed to be an agreement between Seller and purchaser with respect to the issues in dispute, and upon the delivery of the DAF Report to Purchaser and Seller, the Closing Date Net Asset Value as set forth in the DAF Report shall be deemed to be final, conclusive and binding upon all the parties hereto.

                 (c) The fees and expenses of the Designated Accounting Firm incurred in connection with the resolution of a dispute pursuant to Section 2.3(b) shall be borne equally by Purchaser and Seller.

                 (d) If the Closing Date Net Asset Value (as deemed to be final and binding pursuant to Section 2.3(b)) is less than the Target Net Asset Value, then the principal amount payable under the Promissory Note shall be reduced by the amount by which the

Target Net Asset Value exceeds the Closing Date Net Asset Value; provided, however, that in the event that the amount by which the Target Net Asset Value exceeds the Closing Date Net Asset Value is less than $250,000, no adjustment shall be made to the principal amount payable under the Promissory Note.

                                   ARTICLE III

                                  THE CLOSING

         Section 3.1 Closing. The sale and transfer of the Shares by Seller to Purchaser (the "Closing") shall take place at the offices of Ledgewood Law Firm, Philadelphia, Pennsylvania at 10:00 a.m., local time, on January 19, 1999 or, if the conditions to close set forth in Article VII have not been satisfied or waived by such date, two Business Days following the satisfaction or waiver of all conditions to close set forth in Article VII (the "Closing Date"), unless another date or place is agreed to in writing by the parties hereto.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Except as otherwise disclosed to Purchaser in those sections of a letter delivered to Purchaser by Seller prior to the execution hereof relating to the following representations and warranties (the "Seller Disclosure Letter"), Seller represents and warrants to Purchaser as follows:

         Section 4.1 Organization.

                 (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary. Seller has heretofore delivered to Purchaser a complete and correct copy of each of the Company's Certificate of Incorporation and Bylaws, as currently in effect.

                 (b) Section 4.1(b) of the Seller Disclosure Letter lists (i) the name of each Company Subsidiary and the jurisdiction of its incorporation,
(ii) the amount of its authorized, and its issued and outstanding, capital stock or other equity interests and (iii) the principal lines of business in which each Company Subsidiary is participating or engaged. Each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary. Seller has heretofore delivered to Purchaser a complete and correct copy of each of the Company Subsidiary's Certificate of Incorporation and Bylaws, as currently in effect. All of the outstanding shares of capital stock of or other equity interests in each Company Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are owned, beneficially and of record, by the Company free and clear of all Liens. Neither the Company nor any of the Company Subsidiaries owns, directly or indirectly, of record or beneficially, any equity, partnership, limited liability company, joint venture or other interest in any Person or has any obligation, direct or indirect, present or contingent, (i) to purchase or subscribe for any interest in, advance or loan money to, or in any way make investments in, any Person or (ii) to share any profits or capital investments or both.

                 (c) The stock and minute books of the Company and each Company Subsidiary contain accurate and complete records of all requisite meetings and consents in lieu of meetings of the respective board of directors (and any committee thereof) and of stockholders since the time of each of their incorporation and accurately reflect all transactions referred to therein.


         Section 4.2 Capitalization.

                 (a) The authorized capital stock of the Company consists of 64,000 shares of Common Stock, par value $500 per share. Sixty thousand shares of Common Stock are issued and outstanding (and such shares of Common Stock constitute the "Shares"), all of which are owned of record and beneficially by Seller, free and clear of all Liens, and no shares of Common Stock are issued and held in the treasury of the Company. All of the Shares are duly authorized, validly issued, fully paid and nonassessable. There are no existing (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any Company Subsidiary to issue, transfer, sell or otherwise dispose of any shares of capital stock of, or other equity interest in, the Company or any Company Subsidiary, or which restrict the transfer of such shares, (ii) contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock of the Company or any Company Subsidiary, or (iii) voting trusts or similar agreements to which the Company, any Company Subsidiary or Seller is a party with respect to the voting of the capital stock of the Company or any Company Subsidiary.


         Section 4.3 Authorization; Validity of Agreement. Seller has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this

Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery of this Agreement by Purchaser, is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as may be limited by the Bankruptcy Exception.

         Section 4.4 No Violations; Consents and Approvals.

                 (a) The execution, delivery or performance of this Agreement by Seller does not, and the consummation by Seller of the transactions contemplated hereby will not, (i) violate any provision of the Certificate of Incorporation or Bylaws of Seller, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, contract, agreement or other instrument to which Seller, the Company or any Company Subsidiary is a party or by which any of them or any of their properties or assets may be bound or otherwise subject or (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to the Seller, the Company or any Company Subsidiary or any of their respective properties or assets, except in the case of clauses (ii) or (iii) for such violations, breaches or defaults that become applicable as a result of the business or activities in which Purchaser or its Affiliates is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Purchaser or its Affiliates.

                 (b) No filing or registration with, notification to, or authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (each a "Governmental Entity") is required in connection with the execution, delivery and performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, except for filings with the FTC and with the DOJ pursuant to the HSR Act.


         Section 4.5 Financial Statements. Seller has furnished the Purchaser with (i) true and complete copies of the audited consolidated financial statements of the Company and the Company Subsidiaries (including the related notes) for the fiscal years ending December 31, 1996 and 1997 (the "Audited Financial Statements"), and (ii) the unaudited consolidated balance sheet and the related unaudited consolidated income statement of the Company and the Company Subsidiaries for the nine months ended September 30, 1998 (the "Unaudited Financial Statements" and, together with the Audited Financial Statements, the "Financial Statements"). The Audited Financial Statements fairly present in all material respects the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of the dates and for the periods specified therein, all in conformity with GAAP. The Unaudited Financial Statements and the October Financial Statements fairly present, and the November Financial Statements and the December Financial Statements shall fairly present, in all material respects the consolidated combined results of operations and cash flows of the Company and the Company Subsidiaries for the periods specified therein, all in conformity with GAAP (subject to normal year-end audit adjustments that will not have or reflect a Company Material Adverse Effect) and except as otherwise noted therein. The books and records of the Company and each Company Subsidiary are complete and correct in all material respects, have been maintained in accordance with good business practices and GAAP, and accurately reflect the basis for the financial condition and results of operations as set forth in the Financial Statements. Throughout the periods covered by the Financial Statements, there has been no change in the accounting principles followed by the Company or any of the Company Subsidiaries or the methods of applying such principles. Except as expressly provided in this
Section 4.5, no representation is made by Seller as to any financial information of the Company or the Company Subsidiaries provided to Purchaser, including any financial information set forth in the Confidential Memorandum dated July 1998 regarding the Company and the Company Subsidiaries provided to Purchaser by Piper Jaffray, Inc. Without limiting the generality of the foregoing, no representation is made as to the accuracy, fairness or reasonableness of any projections regarding the Company or any Company Subsidiary provided to Purchaser or the assumptions used in preparing the same or as to the likelihood that such projections will be achieved.

         Section 4.6 Absence of Certain Changes. Except as (a) disclosed in the Financial Statements or (b) expressly required by this Agreement, between September 30, 1998 and the date hereof, (i) no event that would result in a Company Material Adverse Effect has occurred and (ii) the Company has not taken action that, if taken after the date hereof, would constitute a violation of
Section 6.1.

         Section 4.7 No Undisclosed Liabilities. Except for liabilities and obligations incurred in the ordinary course of business, between September 30, 1998 and the date hereof, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations that would be required to be disclosed, reflected or reserved against in a consolidated balance sheet of the Company (including the related notes thereto, where appropriate) prepared in accordance with GAAP.

         Section 4.8 Litigation; Compliance with Law. As of the date hereof, there is no action, suit or proceeding pending or, to the Knowledge of Seller, any investigation pending or, to the Knowledge of Seller, any action, suit or proceeding threatened, involving the Company or any Company Subsidiary, by or before any court, Governmental Entity or arbitration panel or any other Person. The business and the operations of the Company and the Company Subsidiaries are not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any court or Governmental Entity or other regulatory authority, or arbitration panel. Neither the Company nor any Company Subsidiary has been the subject of any investigation or proceeding by any Governmental Entity within the past three years.

         Section 4.9 Employee Benefit Plans; ERISA.

                 (a) Section 4.9(a) of the Seller Disclosure Letter lists any "employee pension benefit plan" or "employee welfare benefit plan" within the meaning of Sections 3(1) and 3(2) of ERISA established or maintained or contributed to by the Company or any Company Subsidiary, or in respect of which the Company or any Company Subsidiary is considered an "employer" under Section 414 of the Code, in each case which provides benefits for an employee of the Company or any Company Subsidiary (collectively, "Plans"). None of the Company or any Company Subsidiary is required, or was required within the immediately preceding five years, to make any contribution to any "multiemployer plan" within the meaning of Section 3(37) of ERISA. None of the Company or any Company Subsidiary has any unpaid liability to the Pension Benefit Guaranty Corporation ("PBGC") in respect of any Plans established or maintained and to which contributions are or were made by it.

                 Section 4.9(a) of the Seller Disclosure Letter also lists each deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan and any other employee benefit plan, agreement, arrangement or commitment not required under the preceding paragraph to be listed on Section 4.9(a) of the Seller Disclosure Letter (other than normal policies concerning holidays, vacations and salary continuation during short absences for illness or other reasons) maintained by the Company or any of the Company Subsidiaries (together with the Plans, collectively, "Benefit Arrangements").

                 (b) No Plan (i) has incurred any "accumulated funding deficiency," as defined in Section 412 of the Code (whether or not waived), or
(ii) has incurred any liability to the PBGC. None of the Company or any Company Subsidiary has breached any of the responsibilities, obligations or duties imposed on it by ERISA or the Code with respect to any Plan maintained by it, which breach has given rise to, or would reasonably be expected in the future to give rise to, an obligation of the Company or such Company Subsidiary to pay a sum of money, including the obligation to make contributions to any Plan that has become due prior to the date hereof for any Plan year ending prior to the Closing Date. There is no contribution due for any Plan for the year in which the Closing occurs. None of the Company or any Company Subsidiary or, to the Knowledge of the Seller or the Company, any "party in interest," as defined in
Section 3(14) of ERISA, in respect of any such Plan has engaged in any non-exempt prohibited transaction described in Sections 406 and 408 of ERISA or
Section 4975 of the Code which would reasonably be expected to have a significant adverse effect on the Company or any Company Subsidiary. No reportable event, as defined in Section 4043 of ERISA (other than any reportable event as to which the 30-day notice period has been waived by statute or regulation), has occurred with respect to any Plan; and no Plan subject to Title IV of ERISA has been terminated by the plan administrator thereof or by the PBGC. None of the Company or any Company Subsidiary has incurred any unpaid liability with respect to any Plan under Title IV of ERISA.

                 (c) No action, suit, grievance, arbitration or other manner of litigation, or claim with respect to the assets of any Plan (other than the routine claims for benefits made in the ordinary course of Plan administration for which plan administrative review procedures have not been exhausted) is pending or has been threatened against such Plan, the Company or any Company Subsidiary, or, to the Knowledge of the Seller, any fiduciary (as defined in ERISA ss.3(21)) of the Plan (including any action, suit, grievance, arbitration or other manner of litigation, or claim regarding conduct which allegedly interferes with the attainment of rights under the plan), and to the Seller's knowledge, no facts exist which would reasonably be expected to give rise to any such action, suit, grievance, arbitration or other manner of litigation, or claim.

                 (d) None of the Company or any Company Subsidiary has communicated to any employee any intention or commitment to modify any Benefit Arrangement (except as required by law or by contract in effect as of the date hereof and described on Section 4.9(d) of the Seller Disclosure Letter) or to establish or implement any other employee or retiree benefit or compensation arrangement not listed in Section 4.9(a) of the Seller Disclosure Letter.

                 (e) None of the Company or any Company Subsidiary (i) maintains or contributes to any Plan which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any employee upon such employee's retirement or termination of employment, except as may be required by Section 4980B of the Code; or (ii) has ever represented, promised, or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) that such employee(s) would be provided with life insurance, medical, severance or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by
Section 4980B of the Code.

                 (f) The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Benefit Arrangement as in effect as of the date hereof that will result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or any Company Subsidiary to amend or terminate any Benefit Arrangement and, as applicable with respect to any employee pension benefit plan, receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. No payment or benefit which will be made by the Company or any Company Subsidiary with respect to an employee pursuant to any Benefit Arrangement as in effect as of the date hereof will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

                 (g) No Benefit Arrangement is funded by a trust described in
Section 501(c)(9) of the Code.

                 (h) With respect to each Plan that is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA, all claims incurred (including claims incurred but not reported) by employees thereunder prior to the Closing for which the Company or any Company Subsidiary is, or will become, liable are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims; (ii) covered under a contract with an insurer pursuant to which the insurer bears the liability for such claims; or (iii) will be reflected as a liability or accrued for on the Financial Statements.

                 (i) None of the Company or any Company Subsidiary has any liability, contingent or otherwise, to, or with respect to any benefit plan (other than the Benefit Arrangements), which is now or previously has been sponsored, maintained, contributed to, or required to be contributed to, by the Company or any Company Subsidiary.

                 (j) Each of the Company and the Company Subsidiaries have provided, or will have provided prior to the Closing, to individuals entitled thereto, all required notices and coverage pursuant to Sections 601 through 609 of ERISA or Section 4980B of the Code with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to the Closing Date, and no tax payable on account of Section 4980B of the Code has been incurred with respect to any current or former employees (or their beneficiaries).

         Section 4.10 Real Property.

                 (a) Section 4.10(a) of the Seller Disclosure Letter is a list of all real property owned by the Company or any Company Subsidiary (the "Owned Real Property"). Either the Company or a Company Subsidiary has good and marketable title to the Owned Real Property in fee subject to no Liens, except for Permitted Liens.

                 (b) Section 4.10(b) of the Seller Disclosure Letter is a list (including all amendments) of all leases and subleases of real property under which the Company or any Company Subsidiary is tenant or subtenant (the "Leases") that in any 12-month period of lease term requires total lease or rent payments by the Company or any Company Subsidiary of more than $10,000 (each such Lease, a "Material Lease"), including the date of the Material Lease, the premises demised thereunder, the name of the lessee and lessor, the commencement date and expiration date of such Material Lease and the annual rent payable by the lessee under such Material Lease. As used herein, the term "Material Leased Real Property" shall mean the real property demised by Material Leases.

                 (c) Copies of the Material Leases have been made available to Purchaser by Seller. The Material Leases are in full force and effect and are enforceable in all material respects in accordance with their respective terms, except as such enforceability may be subject to or limited by the Bankruptcy Exception. None of the Material Leases has been amended since August 1998. Neither the Company nor any Company Subsidiary has assigned, pledged or otherwise transferred, or has sublet the premises demised by, any Material Lease. Either the Company or a Company Subsidiary is in possession of the premises demised by the Material Leases. No event has occurred or failed to occur that, with the giving of notice or the passage of time, or both, would constitute a default by the lessee under any Material Lease. No security deposit in excess of $5,000 is being held under any Material Lease. As of the date of this Agreement, no lessor or lessee under any Material Lease has exercised any option or right to (i) cancel or terminate such Material Lease or shorten the term thereof, (ii) lease additional premises,
(iii) reduce or relocate the premises demised by such Material Lease or (iv) purchase any property.

                 (d) All licenses, Permits and permanent certificates of occupancy (the "Approvals"), if any, needed in connection with the construction, use, occupancy and maintenance of any Owned Real Property or any Material Leased Real Property are in full force and effect in accordance with the respective terms thereof.

                 (e) The Owned Real Property and the Material Leased Real Property, including all building systems, structural components, and building equipment, are in good condition and repair, normal wear and tear excepted.


         Section 4.11 Intellectual Property . Section 4.11 of the Seller Disclosure Letter lists all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names and copyright registrations, patents and all applications therefor owned by the Company or any Company Subsidiary and used in the business and operations of the Company or any Company Subsidiary, as currently conducted (collectively, the "Intellectual

Property"). As of the date hereof, there are no pending or threatened claims, of which Seller has been given written notice, by any Person relating to the Company's use, or any Company Subsidiary's use, of any Intellectual Property. The Company or a Company Subsidiary has such ownership and use (free and clear of all Liens) of, or rights by license, lease or other agreement to use (free and clear of all Liens), the Intellectual Property as are necessary to permit the Company and the Company Subsidiaries to conduct the business and the operations of the Company and the Company Subsidiaries, as currently conducted, and neither the Company nor any Company Subsidiary is obligated to pay any royalty or similar fee to any Person in connection with the Company's use, or any Company Subsidiary's use, or license of any of the Intellectual Property.

         Section 4.12 Computer Software. The Company and the Company Subsidiaries have such title or such rights by license, lease or other agreement to the computer software programs, including application software, used by the Company and the Company Subsidiaries and material to the conduct of the business and operations of the Company and the Company Subsidiaries, as currently conducted, as are necessary to permit the conduct of such business and operations.

         Section 4.13 Material Contracts.

                 (a) Except for Financing Contracts, Non-Recourse Notes and Credit Enhancements, Section 4.13 of the Seller Disclosure Letter sets forth, as of the date hereof, a true, complete and correct list of every contract, agreement, loan, lease, license, guarantee, understanding or commitment (each such item, a "Contract") to which the Company or any Company Subsidiary is a party or by which it is bound that (i) provides for aggregate future payments by the Company or any Company Subsidiary, or to the Company or any Company Subsidiary, of more than $50,000 and has an unexpired term exceeding one year and may not be canceled upon 60 days' notice without any liability, penalty or premium (excluding purchase orders and invoices entered into or incurred in the ordinary course of business); (ii) was entered into by the Company or a Company Subsidiary with a stockholder, officer, director or significant employee of the Company, a Company Subsidiary or Seller (other than contracts identified in Section 4.9 of the Seller Disclosure Letter); (iii) is a collective bargaining or similar agreement; (iv) guarantees or indemnifies or otherwise causes the Company or any Company Subsidiary to be liable or otherwise responsible for the obligations or liabilities of any other Person or provides for a charitable contribution by the Company or any Company Subsidiary; (v) involves an agreement with any bank, finance company or similar organization for borrowed money or indebtedness of the Company or any Company Subsidiary; (vi) materially restricts the Company or any Company Subsidiary from engaging in any business or activity anywhere in the world; (vii) is an employment agreement, consulting agreement or similar arrangement with any Person who is an employee or former employee of the Company or any Company Subsidiary (each, a "Company Employee"), or any other Person (other than Contracts identified in Section 4.9 of the Seller Disclosure Letter); (viii) is an agreement for the purchase or sale of a portfolio of Financing Contracts or Non-Recourse Notes with an aggregate value in excess of $500,000; (ix) is an agreement pursuant to which any Person is entitled or obligated to (A) manage, service, administer, enforce or make collections on any Financing Contract or Non-Recourse Note or (B) repossess or otherwise convert the ownership of any Portfolio Property or to sell or otherwise dispose of Portfolio Property; (x) is an agreement with a collection agency for the collection of past-due payments under Financing Contracts or Non-Recourse Notes; or (xi) is an agreement or commitment by investors to purchase any Non-Recourse Notes or Financing Contracts, or interests on participations therein, or an agreement or commitment to sell any Non-Recourse

Notes or Financing Contracts, or interests or participations therein (the foregoing, collectively, "Material Contracts"). For purposes hereof, Material Contracts shall not include Material Leases. True, complete and correct copies of all Material Contracts have been made available to Purchaser.

                 (b) As of the date hereof, (i) there is not and, to Seller's Knowledge, there has not been claimed or alleged by any Person, with respect to any Material Contract, any existing default or event that, with notice or lapse of time or both, would constitute a default or event of default on the part of the Company or any Company Subsidiary or, to Seller's Knowledge, on the part of any other party thereto, and (ii) no consent, approval, authorization or waiver from, or notice to, any Governmental Entity or other Person is required in order to maintain in full force and effect any of the Material Contracts, other than such consents and waivers that have been obtained and are unconditional and in full force and effect and such notices that have been duly given.

         Section 4.14 Taxes.

                 (a) The Company and each Company Subsidiary has (A) duly and timely filed with the appropriate governmental authorities all Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (B) duly and timely paid in full or made provision for such payment in accordance with GAAP for the payment of all Taxes shown to be due on such Tax Returns.

                 (b) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending or proposed (in each case, in writing) with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary.

                 (c) There are no Liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for Permitted Liens.

                 (d) The federal income Tax Returns of or including the Company or any Company Subsidiary have been examined by the Internal Revenue Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through the taxable year ended 1995 but excluding the taxable year 1994.

                 (e) There are no agreements in effect to extend (A) the time to file any Tax Return of the Company or any Company Subsidiary, (B) the period of limitations for the assessment or collection of any Taxes for which the Company or any Company Subsidiary would be liable or (C) the time for the assessment of any deficiency or adjustment for any year for the Company or any Company Subsidiary.

                 (f) All deficiencies of Taxes asserted or proposed (in each case, in writing) have been paid, adequate provision therefore has been made on the Financial Statements or are being contested in good faith.

                 (g) The Company and each Company Subsidiary is a member of a U.S. consolidated return filing group of which Seller is the common parent.

         Section 4.15 Affiliated Party Transactions; Sensitive Payments. No contracts or agreements in which the amount involved, either alone or together with all similar items, exceeds $100,000 are in effect as of the date hereof between the Company or any Company Subsidiary, on the one hand, and Seller or its Affiliates, on the other hand. To the Knowledge of the Seller, none of the Company, any Company Subsidiary, or any director, officer, employee or agent of the Company or any Company Subsidiary has made, on behalf of the Company or any Company Subsidiary, directly or indirectly, since January 1, 1993 any illegal contribution, gift, bribe, rebate, payoff, kickback or other payment to any Person, whether in money, property or services.

         Section 4.16 Environmental Matters. (a) The Company and each Company Subsidiary is in material compliance with all applicable federal, state and local laws governing pollution or the protection of human health or the environment ("Environmental Laws"), (b) neither the Company nor any Company Subsidiary has received any written notice with respect to the business or operations of the Company or any Company Subsidiary or to any property owned or leased by the Company or any Company Subsidiary from any Governmental Entity or third party alleging that the Company or any Company Subsidiary is not in material compliance with any Environmental Law, and (c) no Hazardous Substance, as that term is defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 et seq., has been stored or disposed of on any real property owned, leased or occupied by the Company or any Company Subsidiary that is used in the business and operations of the Company and the Company Subsidiaries, as currently conducted, except as permitted by or in accordance with applicable law.

         Section 4.17 No Brokers. Except for Piper Jaffray, Inc., whose fees shall be borne solely by Seller, Seller has not employed any broker, finder or similar agent or incurred any liability for any brokerage or investment banking fees, commissions, finders' fees or other similar fees in connection with the transactions contemplated by this Agreement.

         Section 4.18 Receivables, Inventory and Payables. All accounts receivable (including lease receivables), inventory and accounts payable of the Company or any Company Subsidiary have arisen, and as of the Closing Date will have arisen, from bona fide transactions in the ordinary course of business consistent with past practice.

         Section 4.19 Disclosure. For purposes of the representations and warranties of Seller contained herein, disclosure in any Section of the Seller Disclosure Letter or other document delivered pursuant to this Agreement of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by Seller calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties. The inclusion of any information in any Section of the Seller Disclosure Letter or other document delivered by Seller pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

         Section 4.20 Tangible Personal Property. Either the Company or a Company Subsidiary is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under contract to use, all tangible personal property used in the conduct of the Business as currently conducted, including (a) all equipment reflected on the balance sheet included in the Unaudited Financial Statements and (b) all equipment acquired by the Company or such Company Subsidiary since September 30, 1998 (in each case other than equipment disposed of since such date in the ordinary course of business consistent with past practice or the terms of this Agreement). All such tangible personal property is free and clear of all Liens, other than Permitted Liens, and is adequate and suitable for the conduct by the Company and the Company Subsidiaries of the Business presently conducted by them, and is in good working order and condition, ordinary wear and tear excepted.

         Section 4.21 Permits. Section 4.21 of the Seller Disclosure Letter contains a true and complete list of all Permits used in and material to the conduct of the Business, setting forth the issuing jurisdiction, the function and (where applicable) the expiration date of each. Either the Company or a Company Subsidiary owns or validly holds all Permits that are material to the conduct of the Business. Each Permit listed in Section 4.21 of the Seller Disclosure Letter is valid, binding and in full force and effect, and neither the Company nor any Company Subsidiary is, or has received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such Permit.

         Section 4.22 Insurance; No Casualty Events. Section 4.22 of the Seller Disclosure Letter contains a true and complete list (including policy numbers) of all liability, property, workers' compensation, directors' and officers' liability and other insurance policies (including self-insurance programs, if any) (the "Company Insurance Policies") currently in effect that insure the business, operations, employees, officers or directors of the Company or any Company Subsidiary or affect or relate to the ownership, use or operation of any of the assets and properties of the Company or any Company Subsidiary. Each of the Company Insurance Policies has been issued to the Company or a Subsidiary thereof and the insurance coverage provided by the Company Insurance Policies will not terminate or lapse by reason of the transactions contemplated by this Agreement. Each of the Company Insurance Policies is valid and binding and in full force and effect in all material respects, all premiums due thereunder have been paid when due, and none of the Seller, the Company or any Company Subsidiary has received any notice of cancellation or termination in respect of any such policy.

         Section 4.23  Employees; Labor Relations.
                  (a) (i) Neither the Company nor any Company Subsidiary is engaged in any unfair labor practice, (ii) no unfair labor practice complaint is pending or, to the Knowledge of the Seller, threatened against either the Company or a Company Subsidiary before the National Labor Relations Board, (iii) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending or, to the Knowledge of the Seller, threatened against the Company or any Company Subsidiary, (iv) no strike, labor dispute, slowdown or stoppage is pending or, to the Knowledge of the Seller, threatened against the Company or any Company Subsidiary, (v) no union representation question exists with respect to employees of the Company or any Company Subsidiary and, to the Knowledge of the Seller, no union organizing activities are taking place with respect to any such employees or have taken place within the last three years, and (vi) neither the Company nor any Company Subsidiary is a party to, or has any obligation under, any collective bargaining agreement or other labor union contract, white paper or side agreement with any labor union or organization, or has any obligation to recognize or deal with any labor union or organization.

                  (b) The Company and each Company Subsidiary has at all times since January 1, 1995 been in material compliance with all applicable laws relating to employment, wages, hours, compensation, benefits, occupational health and safety, and payment and withholding of taxes in connection with employment. Each of the Company and the Company Subsidiaries has withheld all amounts required by law or agreement to be withheld by it from wages, salaries and commissions, and neither the Company nor any Company Subsidiary is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. As of the date hereof, there are no actions or proceedings pending or, to the Knowledge of the Seller, threatened against the Company or any Company Subsidiary before any Governmental Entity involving or relating to any past or present employee or applicant for employment of the Company or any Company Subsidiary, or relating to any acts, omissions or practices of the Company or any Company Subsidiary relating to employment, wages, hours, compensation or benefits. Neither the Company nor any Company Subsidiary is party to or bound by any order of any kind respecting the employment, wages, hours, compensation or benefits of any employees or prospective employees of the Company or any Company Subsidiary.

                  (c) Section 4.23 of the Seller Disclosure Letter sets forth the name and current annual rate of compensation (including bonuses) paid by the Company and each Company Subsidiary to each officer or employee of the Company and each director, officer and employee of any Company Subsidiary.

         Section 4.24 Registration Rights. None of the Seller, the Company or any Company Subsidiary has granted registration rights to any holder of any of the securities of the Company or any Company Subsidiary.

         Section 4.25 Exemption from Registration; Restrictions on Offer and Sale of Same or Similar Securities. Assuming the representations and warranties of the Purchaser set forth in Section 5.7 hereof are true and correct in all material respects, the offer and sale of the Shares made pursuant to this Agreement is exempt from the registration requirements of the Securities Act. None of the Seller, the Company, the Company Subsidiaries or any Person authorized to act on behalf of any of them has, in connection with the offering of the Shares, engaged in (a) any form of general solicitation or general advertising (as those terms are used in Rule 502(c) under the Securities Act),
(b) any action involving a "public offering" within the meaning of Section 4(2) of the Securities Act, or (c) any action that would require the registration under the Securities Act of the offering and sale of the Shares pursuant to this Agreement or that would violate applicable state securities or "blue sky" laws. None of the Seller, the Company, the Company Subsidiaries or any Person authorized to act on behalf of any of them has made, directly or indirectly, any offer or sale of any of the Shares or of securities of the same or a similar class as the Shares that could cause the offer and sale of the Shares contemplated hereby to fail to be entitled to exemption from the registration requirements of the Securities Act. As used herein, the terms "offer" and "sale" have the meanings specified in Section 2(3) of the Securities Act.

         Section 4.26      Financing Contracts.

                  (a) Section 4.26 of the Seller Disclosure Letter includes a list of each Financing Contract as of the date hereof. All Financing Records relating to the Financing Contracts, including any Credit Enhancements with respect thereto, have been furnished or made available for inspection by Purchaser. The Company or a Company Subsidiary has in its possession (i) an executed original or a true, correct and complete copy of any lease, note or chattel paper relating to each Financing Contract, (ii) an executed original or a true, correct and complete copy of all other documents relating to each such Financing Contract and each Credit Enhancement relating thereto and (iii) all other documents reasonably necessary to enforce such Financing Contracts and Credit Enhancements or perfect the security interest thereunder.

                  (b) Each Financing Contract, and each Credit Enhancement relating thereto, is valid, binding and enforceable by the Company or the appropriate Company Subsidiary against the lessee, obligor or borrower thereunder in accordance with its written terms, except as may be limited by the Bankruptcy Exception, and (ii) arose out of a bona fide business transaction entered into in the ordinary course of business; provided, however, that Seller makes no representation or warranty with respect to the ability of the obligor under any Financing Contract or Credit Enhancement to discharge its payment obligations thereunder.

                  (c) (i) There are no payments under any Financing Contract that are more than 90 days past due as of December 1, 1998, (ii) the Company or the appropriate Company Subsidiary is not in breach or default of any of its material obligations under any Financing Contract or Credit Enhancement related thereto and (iii) neither the Company nor any Company Subsidiary has received any notice of (A) any event other than a payment default which is, or with notice and/or lapse of time would constitute, a material default under any Financing Contract or Credit Enhancement related thereto by any other party thereto or (B) any claim that any obligation to the Company or the appropriate Company Subsidiary under any Financing Contract or Credit Enhancement related thereto is subject to any defense, offset, claim, right of rescission or counterclaim of any party.

         Section 4.27 Accurate and Complete Disclosure. The written information furnished to Purchaser by employees of the Company in connection with its investigation of the Company and the Company Subsidiaries, whether before or after the date of this Agreement, is true and correct in all material respects, and no representation or warranty of Seller contained herein contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Seller as follows:

         Section 5.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not in the aggregate have a Purchaser Material Adverse Effect. Purchaser is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing, to have such power and authority or to be so qualified or licensed would not have a Purchaser Material Adverse Effect. Purchaser has heretofore delivered to Seller complete and correct copies of its Certificate of Incorporation and Bylaws, in each case, as currently in effect.

         Section 5.2 Authorization: Validity of Agreement. Purchaser has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery of this Agreement by Seller, is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as such enforceability may be subject to or limited by the Bankruptcy Exception.

         Section 5.3  No Violations; Consents and Approvals.

                  (a) The execution, delivery or performance of this Agreement by Purchaser does not, and the consummation by Purchaser of the transactions contemplated hereby will not, (i) violate any provision of the Certificate of Incorporation or Bylaws of Purchaser, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, contract, agreement or other instrument to which Purchaser is a party or by which Purchaser or any of its properties or assets may be bound or otherwise subject or (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to Purchaser, or any of its properties or assets, except in the case of clauses (ii) and (iii) for violations, breaches or defaults that would not have a Purchaser Material Adverse Effect.

                  (b) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution, delivery and performance of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, except for (i) filings with the FTC and with the DOJ pursuant to the HSR Act and (ii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not have a Purchaser Material Adverse Effect.

         Section 5.4 Litigation; Compliance with Law. There is no action, suit or proceeding pending or, to the Knowledge of Purchaser, any investigation pending or, to the Knowledge of Purchaser, any action, suit or proceeding threatened, that in any way involves or affects Purchaser, by or before any court, Governmental Entity or arbitration panel or any other Person that would have a Purchaser Material Adverse Effect. The business and operations of Purchaser are not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any court or Governmental Entity except for violations that, individually or in the aggregate, would not have a Purchaser Material Adverse Effect.

         Section 5.5 No Brokers. Purchaser has not employed any broker, finder or similar agent or incurred any liability for any brokerage or investment banking fees, commissions, finders' fees or other similar fees in connection with any of the transactions contemplated by this Agreement.

         Section 5.6 Investigation by Purchaser. Purchaser has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and the Company Subsidiaries and acknowledges that Purchaser has been provided access to the properties, premises and records of the Company and each Company Subsidiary for this purpose. In entering into this Agreement, Purchaser has relied upon its own investigation and analysis, and Purchaser agrees, to the fullest extent permitted by law, that none of Seller or its Subsidiaries, or any of their respective directors, officers, employees, affiliates, controlling persons, agents or representatives, will have any liability or responsibility whatsoever to Purchaser, its directors, officers, employees, affiliates, controlling persons, agents or representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to Purchaser or its directors, officers, employees, affiliates, controlling persons, agents or representatives (or any omissions therefrom) except as and only to the extent expressly set forth in the representations, warranties, covenants and agreements of Seller contained herein and pursuant to the rights to indemnification by Seller provided for herein, subject in each case to the limitations and restrictions contained herein and in the Seller Disclosure Letter.

         Section 5.7 Investment Intent. Following the Closing, the Shares shall not be transferred by Purchaser except in a transaction registered or exempt from registration under the Securities Act.

                                   ARTICLE VI

                                   COVENANTS

         Section 6.1 Conduct of the Business by the Company Pending the Closing. During the period from the date hereof to the Closing, unless Purchaser will otherwise agree in writing, except as required by applicable law or as otherwise contemplated by this Agreement, Seller shall cause the Company and each Company Subsidiary to conduct its respective business in the ordinary course and consistent with past practice. Without limiting the generality of and in addition to the foregoing, and except as set forth in the Seller Disclosure Letter or as otherwise provided in this Agreement, prior to the Closing, Seller shall cause the Company and each Company Subsidiary not to, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed): (a) amend its Certificate of Incorporation or Bylaws;

                  (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities;

                  (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or redeem or otherwise acquire any of its securities;

                  (d) (i) incur or assume any material long-term debt or, except in the ordinary course of business under existing lines of credit, incur or assume any material short-term debt; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other Person; or (iii) make any material loans, advances or capital contributions to, or investments in, any other Person (other than customary loans or advances to employees in accordance with past practices);

                  (e) enter into, adopt or (except as otherwise required by law or existing contract disclosed in the Seller Disclosure Letter) materially amend or terminate any Benefit Arrangement or (except for normal increases in the ordinary course of business that are consistent with past practice) increase in any manner the compensation or fringe benefits of any Company Employee or pay any benefit not required by any existing Benefit Arrangement;

                  (f) acquire, sell, lease, transfer or dispose of any of its properties or assets except in the ordinary course of business and consistent with past practice or any of its properties or assets that are material, individually or in the aggregate, to the business or operations of the Company or any Company Subsidiary or enter into any material commitment or transaction except in the ordinary course of business and consistent with past practice;

                  (g) modify any policy or procedure with respect to credit to customers or collection of receivables;

                  (h) pay, discharge or satisfy before it is due any material claim or liability of the Company or any Company Subsidiary, or fail to pay any such item in a timely manner given the Company's or any Company Subsidiary's prior practices;

                  (i) cancel any material debts or waive any claims or rights of substantial value;

                  (j) except to the extent required by applicable law or as is customary in the ordinary course of business, change any accounting principle or method or make any election for foreign, federal, state or local Income Tax purposes;

                  (k) take or suffer any action that would result in the creation, or consent to the imposition, of any Lien on any of the properties or assets of the Company or any Company Subsidiary;

                  (l) make any capital expenditure or commitment for additions to property, plant, equipment or other capital assets in excess of $30,000;

                  (m) except in the ordinary course of business consistent with past practice, amend, waive, surrender or terminate or agree to the amendment, waiver, surrender or termination of any Material Contract, Material Lease or Approval;

                  (n) except in the ordinary course of business consistent with past practice, exercise any right or option under any Lease or extend or renew any Material Contract or Material Lease; or

                  (o) take, or agree in writing or otherwise to take or consent to, any of the foregoing actions.

         Section 6.2 Access to Information.

                  (a) Between the date of this Agreement and the Closing, during normal business hours, Seller shall give Purchaser and its authorized representatives reasonable access to all offices and other facilities and to all books and records of Seller with respect to the Company and each Company Subsidiary, and the Company will permit Purchaser to make such inspections as it may reasonably require and will cause its officers and those of each Company Subsidiary to furnish Purchaser with such financial and operating data and other information as Purchaser may from time to time reasonably request. Purchaser and its authorized representatives will conduct all such inspections in a manner which will minimize any disruptions of the business and operations of the Company or any Company Subsidiary.

                  (b) Purchaser and Seller agree that the provisions of the confidentiality agreement between Seller and Purchaser, dated August 27, 1998 (the "Confidentiality Agreement") shall remain binding and in full force and effect until the Closing, that the information contained herein, in the Seller Disclosure Letter and provided to Purchaser or its authorized representatives pursuant hereto shall be subject to the Confidentiality Agreement as "Information" (as defined therein) until the Closing and that, for that purpose and to that extent, the terms of the Confidentiality Agreement are incorporated herein by reference.

                  (c) Following the Closing, Purchaser shall cause the Company and each Company Subsidiary to provide to Seller, in a timely manner and at the Company's expense, such financial and other information as the Seller may reasonably require in order to account properly for the financial results and operations of the Company and each Company Subsidiary prior to the Closing.

                  (d) Following the Closing and for so long as Purchaser's obligations under Section 6.17 are in effect, Purchaser shall give Seller and its authorized representatives, during normal business hours, reasonable access to all books and records of Seller with respect to the Company and each Company Subsidiary, and the Company will permit Seller and its authorized representatives to make such inspections as it may reasonably require and will cause its officers and those of each Company Subsidiary to furnish Seller with such financial and operating data and other information as Seller may from time to time reasonably request, in each case in order to permit Seller to account for any obligation it may owe to Purchaser, or Purchaser may owe to it, pursuant hereto. Purchaser and its authorized representatives will conduct all such inspections in a manner which will minimize any disruptions of the business and operations of the Company or any Company Subsidiary.

                  (e) Unless otherwise consented to in writing by Seller, at no time after the Closing shall Purchaser cause or permit the Company or any Company Subsidiary to destroy or otherwise dispose of any of its respective books and records that (i) exist as of the Closing and (ii) are less than five years old at the time of such destruction or disposition.

         Section 6.3 Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

         Section 6.4 Consents. Seller and Purchaser shall cooperate, and use their respective best efforts, in as timely a manner as is reasonably practicable, to make all filings with, and obtain all licenses, Permits, consents, approvals, authorizations, qualifications and orders from, all Governmental Entities and other Persons necessary or required to be obtained for Purchaser and Seller, as applicable, to consummate the transactions contemplated by this Agreement (collectively, the "Consents"). Each of the parties hereto shall furnish to the other party such necessary information and reasonable assistance as such other Persons may reasonably request in connection with the foregoing and shall provide the other party with (i) copies of all filings made by such party with any Governmental Entity or other Person or any other information supplied by such party in connection with this Agreement and the transactions contemplated hereby and (ii) all consents obtained from any third party to any Contract or any Material Lease and any Approval with respect to any Material Leased Real Property and the Owned Real Property.

         Section 6.5 HSR Filings.

                  (a) In addition to and without limiting the agreements of the parties contained in Section 6.4, Seller and Purchaser shall (i) take promptly all actions necessary to make the filings required of them or any of their Affiliates under the HSR Act and seek early termination of the waiting period thereunder, (ii) comply at the earliest practicable date with any request for additional information or documentary material received by Seller or Purchaser, as applicable, or any of their Affiliates from the FTC or DOJ pursuant to the HSR Act, (iii) cooperate with each other in connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by the FTC, DOJ or any attorney general and (iv) use all reasonable commercial efforts to resolve such objections, if any, as may be asserted under any Antitrust Law with respect to the transactions contemplated by this Agreement.

                  (b) Each of Seller and Purchaser shall promptly inform the other party of any material communication received by such party from the FTC, DOJ or any other Governmental Entity regarding any of the transactions contemplated hereby, and of any understandings, undertakings or agreements (oral or written) that such party proposes to make or enter into with the FTC, DOJ or any other Governmental Entity in connection with the transactions contemplated hereby.

         (c) Seller and Purchaser shall each pay one-half of the HSR filing fee at the time of filing.

         Section 6.6 Public Announcements. Purchaser and Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law.

         Section 6.7 Employee Receivables and Payables. Seller shall ensure that (a) any receivable due to the Company or any Company Subsidiary from any employee of the Company will be paid in full on or before the Closing Date and
(b) any payable due from the Company or any Company Subsidiary to any employee of the Company, excluding such payables as become payable in the ordinary course of business, will be waived or paid on or before the Closing Date.

         Section 6.8 Employee Benefits. Each employee of the Company or any Company Subsidiary as of the Closing Date (an "Existing Employee") who continues as an employee of the Company or a Company Subsidiary shall be entitled to participate in all Purchaser Plans. For purposes of determining the level of benefits to which an Existing Employee is entitled and the vesting of such benefits, all years (or any portion thereof) of service of such Existing Employee while in the employ of the Company or a Company Subsidiary shall be counted.

         Section 6.9  Notification of Certain Matters.

                  (a) Subject to Section 6.9(b), Seller shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would cause any representation or warranty contained in this Agreement (including the Seller Disclosure Letter) to be untrue or inaccurate in any material respect at the Closing and (ii) any material failure of the Seller or Purchaser, as the case may be, to comply with or satisfy any covenant, warranty, obligation, condition or agreement to be observed, complied with or satisfied by it hereunder.

                  (b) Seller may from time to time prior to or on the Closing Date by notice in accordance with this Agreement supplement or amend the Seller Disclosure Letter, including one or more supplements or amendments to correct any matter that would otherwise constitute a breach of any representation, warranty or covenant contained herein. If a supplement or amendment of any section of the Seller Disclosure Letter materially and adversely affects the benefits to be obtained by Purchaser under this Agreement, then Purchaser shall have the right to terminate this Agreement with such termination being Purchaser's sole remedy relating to matters set forth in amendments to supplements to any section of the Seller Disclosure Letter. Notwithstanding any other provision hereof, the Seller Disclosure Letter and the representations and warranties made by the Seller shall be deemed to include and reflect such supplements and amendments as of the date hereof and as of the Closing Date.

         Section 6.10  Tax Matters.

                  (a) With respect to the Company and the Company Subsidiaries, Seller and Purchaser shall jointly make the election provided for by Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Treasury Regulations and any comparable election under state or local tax law (the "Election"). As soon as practicable after the Closing, with respect to such Election, Seller and Purchaser shall mutually prepare a Form 8023-A, with all attachments, and Seller and Purchaser shall sign such Form 8023-A. Purchaser and Seller shall cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, returns, elections, schedules and other documents as may be required to effect and preserve timely the Election in accordance with the provisions of Section 1.338(h)(10)-1 of the Treasury Regulations (or any comparable provisions of state or local tax law) or any successor provisions).

                  (b) With respect to the Election, Purchaser and Seller shall agree upon the modified Aggregate Deemed Sales Price (the "modified ADSP") and allocate the modified ADSP among the assets of the Company pursuant to Treasury Regulation 1.338(h)(10)-1. Purchaser shall provide to Seller a schedule and supporting material reflecting such allocation. The parties shall take no action inconsistent with, or fail to take any action necessary for the validity of, the Election, and shall adopt and utilize the asset values determined from such allocation for the purpose of all Tax Returns filed by them, and shall not voluntarily take any position inconsistent therewith upon examination of any Return, in any refund claim, in any litigation or otherwise with respect to such Returns.

                  (c) Seller and Purchaser shall and shall cause their respective Affiliates to provide the requesting party with such assistance and documents as may be reasonably requested by such party in connection with (i) the preparation of any Tax Returns of the Company, (ii) the conduct of any Tax Audit relating to liability for or refunds or adjustments with respect to Taxes, and (iii) any other Tax-related matter that is a subject of this Agreement.

                  (d) (i) For purposes of this Agreement, (x) the amount of Taxes attributable to the pre-closing portion of a Straddle Period shall be determined based on an interim closing of the books as of the close of the Closing Date, except that the amount of any such Taxes that are imposed on a periodic basis shall be determined by reference to the relative number of days in the pre-closing and post-closing portions of such Straddle Period and (y) the taxable year of any partnership or other pass-through entity in which the Company is partner or other beneficial interest holder shall be deemed to terminate on the Closing Date.

                           (ii) Purchaser shall cause the Company to join, for
all Pre-Closing Periods for which the Company is required or eligible to do so, in all consolidated, combined or unitary federal, state or local Income Tax or franchise Tax Returns of Seller (or any Tax Affiliate) for all Pre-Closing Periods, and shall, in each jurisdiction where this is required or permissible under applicable law, cause the taxable year of the Company to terminate as of the close of the Closing Date. Seller shall cause to be prepared and timely filed all Tax Returns relating to Pre-Closing Periods ("Seller Tax Returns") and shall cause to be timely paid all Taxes shown to be due on such Seller Tax Returns.

                           (iii) Purchaser shall cause to be prepared and timely
filed all Income Tax Returns of the Company other than those referred to in Sections 6.10(d)(ii) and all other Tax Returns of the Company required to be filed for the Straddle Period.


                           (iv) The Tax Returns referred to in Section
6.10(d)(ii) and (iii) shall be prepared in a manner consistent with past practice, unless a contrary treatment is required by an intervening change in applicable law. Purchaser shall cause each such Tax Return that covers any Straddle Period, together with all relevant work papers and other information, to be made available to Seller for its review and approval no later than 30 days prior to the due date for the filing of such Tax Return (taking into account proper extensions).

                  (e) (i) Without duplication, Seller shall indemnify, defend and hold the Purchaser Indemnified Persons harmless from and against any and all Damages that may be suffered or incurred by them in respect of or relating to, directly or indirectly (i) Taxes of or attributable to the Company with respect to all Pre-Closing Periods, (ii) Taxes of or attributable to the Company with respect to the pre-closing portion of any Straddle Period, (iii) Taxes payable by the Company with respect to any Pre-Closing Period or Straddle Period by reason of the Company being severally liable for the Tax of any Tax Affiliate pursuant to

Treasury Regulation Section 1.1502-6 or any analogous state or local Tax law, and (iv) any liability for Taxes attributed to breaches by Seller with respect to its obligations under Sections 6.10(a) and 6.10(b); provided, however, that payment pursuant to this Section 6.10(e)(i) shall be made by Seller only if, and to the extent that, any Damages attributable to such Taxes exceed (x) the total aggregate amount of Taxes accrued on the Closing Date Balance Sheet less (y) any amounts paid to Seller pursuant to Section 6.10(d) (ii) of this Agreement; and provided, further, that Damages shall not include, and the Purchaser shall not be entitled to indemnification with respect to, any amounts paid to Seller pursuant to Section 6.10(d)(ii) of this Agreement.


                           (ii) Without duplication, Purchaser shall indemnify,
defend and hold the Seller Indemnified Persons harmless from and against any and all Damages that may be suffered or incurred by them in respect of or relating to, directly or indirectly (i) Taxes of or attributable to the Company with respect to all Post-Closing Periods, (ii) Taxes of or attributable to the Company with respect to the post-Closing portion of any Straddle Period, and
(iii) any liability for Taxes attributable to breach by Purchaser with respect to its obligations under Section 6.10(a) and 6.10(b).


                           (iii) Any payment required to be made pursuant to
this Section 6.10(e) shall be made within 15 Business Days after written request therefor.

                  (f) (i) Each of Seller and Purchaser shall notify the other party in writing within 30 days of receipt of written notice of any pending or threatened examination, audit or other administrative or judicial proceeding (a "Tax Audit") that could reasonably be expected to affect the liability for Taxes of such other party pursuant to this Agreement. If the recipient of such notice of a Tax Audit fails to provide such prompt notice to the other party, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Audit.

                  (ii) If a Tax Audit relates to any period ending on or prior to the Closing Date or for any Taxes for which the Seller is liable in full hereunder, Seller shall at its expense control the defense and settlement of such Tax Audit. If such Tax Audit relates to any period beginning after the Closing Date or for any Taxes for which Purchaser is liable in full hereunder, Purchaser shall at its expense control the defense and settlement of such Tax Audit. The party not in control of the defense shall have the right to observe the conduct of any Tax Audit at its own expense, including through its own counsel and other professional experts. Purchaser and Seller shall jointly represent the Company in any Tax Audit relating to a Straddle Period, and fees and expenses related to such representation shall be paid by Purchaser and Seller in proportion to each party's liability for such Taxes as determined pursuant to this Agreement.


                  (g) In the event that a dispute arises between Seller and Purchaser as to the amount of Taxes or indemnification or any other matter relating to Taxes, the parties shall attempt in good faith to resolve such dispute, and any agreed upon amount shall be paid to the appropriate party. If such dispute is not resolved within 15 days, the parties shall submit the dispute to the national office of the Designated Accounting Firm for resolution, which resolution shall be final, conclusive and binding on the parties hereto. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Settlement Accountants in resolving the dispute shall be borne equally by Seller and the Buyer, other than fees and expenses relating to a dispute as to the amount of the Taxes owed by either of the Parties with respect to the Straddle Period Tax Return, in which case such fees and expenses shall be paid by Seller and Purchaser in proportion to each party's respective liability for Taxes as determined by the Settlement Accountants. Following the decision of the Settlement Accountants, the parties shall each take or cause to be taken any action that is necessary or appropriate to implement such decision of the Settlement Accountants, including the prompt payment of underpayments or overpayments, with interest calculated on such underpayments or overpayments at the rate specified under Section 6621(a)(2) of the Code from the date that such payment was due through the date such underpayment or overpayment is due or refunded.

                  (h) Any Tax sharing agreement or contract between the Company and any other Person shall be terminated on, and effective as of, the Closing Date, and no Person shall have any rights or obligations under such Tax sharing agreement or contract after such termination, and no such rights or obligations shall be included in the Closing Date Balance Sheet.


                  (i) Purchaser shall be responsible for any and all sales or use Taxes, real or personal property transfer Taxes, recording fees and charges and all other similar charges and transfer Taxes imposed by any taxing authority upon or by reason of the transactions to be effected pursuant to this Agreement.

                  (j) Any refunds or credits of Taxes of the Company plus any interest received with respect thereto from the applicable taxing authorities for any Pre-Closing Period (including refunds or credits arising from amended returns filed after the Closing Date) shall be for the account of Seller and shall be paid by Purchaser to Seller within 10 days after Purchaser receives such refund or after the relevant Tax Return is filed in which the credit is applied against Purchaser or the Company's liability for Taxes. Any refunds or credits of Taxes of the Company for any Straddle Period shall be apportioned between Seller and Purchaser in the same manner as the liability for such Taxes is apportioned pursuant to Section 6.10(d)(i).

                  (k) Notwithstanding anything to the contrary in this Agreement, the covenants of the parties contained in this Section 6.10 shall survive the Closing until the date 90 days after the expiration of any applicable statute of limitations, including extensions.

         Section 6.11 Seller Non-Competition and Non-Solicitation Covenants . Seller agrees that, for a period of three years following the Closing, Seller shall not, and Seller shall cause its Corporate Affiliates (it being understood that for the purposes of this Section only that JLC shall be deemed to be the ultimate parent of Seller) not to, directly or indirectly, (a) engage or participate (other than for existing arrangements) as an owner, partner, shareholder, joint venturer or in any other capacity calling for the making of any investment or the rendering of any services or any acts of management, operation or control in any business in the United States that is the same as, similar to or competitive with the Business as it has been or is being conducted as of the date hereof or (b) materially alter the Company's or any Company Subsidiary's relationship with, take away or employ (or attempt to materially alter the Company's or any Company Subsidiary's relationship with, solicit, divert, take away or employ) any of the customers, business or employees (excluding Mitsumasa Sakka and Ario Sato) of the Company or any Company Subsidiary; provided, however, that during such three-year period neither Seller nor any Corporate Affiliate of Seller shall employ Mitsumasa Sakka or Ario Sato in the United States except with the Company's consent or pursuant to a consulting agreement with the Company. Notwithstanding anything contained in the foregoing sentence, nothing in this Section 6.11 shall, during such three-year period or otherwise, prevent or otherwise limit (a) Seller or any Corporate Affiliate of Seller from continuing to engage in cross-border leasing transactions into the United States where such transactions involve one or more items of equipment and each such item of equipment has a cost of $2,500,000 or more, (b) Seller or any Corporate Affiliate of Seller from employing [outside the United States] any former employee of the Company or any Company Subsidiary whose employment has been terminated by the Company or such Company Subsidiary without cause, or (c) any Person (including any of such Person's Affiliates) that may, following the date hereof, control JLC from engaging in any of the prohibited activities described herein.

         Section 6.12 Payment of Company Debt; Release of Guaranties.

                  (a) Purchaser agrees that prior to or at the Closing, it shall
(i) pay, or cause to be paid, to the Persons, including Affiliates of the Company other than Seller, (collectively, the "Company Lenders") listed in
Section 6.12 of the Seller Disclosure Letter the amount necessary to discharge and terminate the debt obligations of the Company to the Company Lenders and
(ii) shall secure, or cause to be secured, the release by the Company Lenders of the guaranties and letters of awareness listed in Section 6.12 of the Seller Disclosure Letter. Not less than five Business Days prior to the Closing Date, Seller shall deliver, or cause to be delivered, to Purchaser copies of payoff letters and waivers of payment of any interest at default rates, late payment fees and Company Lender expenses from each of the Company Lenders.

                  (b) Purchaser agrees that, at the Closing, Purchaser shall execute and deliver to Seller a promissory note in substantially the form of
Exhibit 6.12(b) (the "Promissory Note") in a principal amount equal to (i) the amount necessary to discharge and terminate all outstanding indebtedness of the Company or any Company Subsidiary to Seller as of the Closing, including $3,500,000 in respect of federal and state income Tax liabilities of the Company payable to Seller, less (ii) an amount equal to the book value of the Securitized 90+ Contracts on a net investment basis as of the date that is two Business Days prior to the Closing Date. Each of the parties hereto acknowledges that, in determining the principal amount of the Promissory Note pursuant to this Section 6.12(b), (i) the amount of $3,500,000 set forth in the foregoing sentence shall account for the entire indebtedness of the Company to Seller in respect of federal and state income Tax liabilities as of the Closing (it being understood that such amount is in lieu of the actual net of (A) aggregate federal and state income Tax benefits of the Company and (B) aggregate federal and state income Tax liabilities of the Company, which aggregate benefits and liabilities netted $3,774,326 at October 31, 1998, as disclosed in the October Financial Statements) and (ii) the outstanding indebtedness of the Company and the Company Subsidiaries to Seller as of the Closing will be reduced by the sum, as set forth on Schedule A of the Assignment, of the book values (on a net investment basis) of the Financing Contracts set forth on Schedule A of the Assignment. In connection with the foregoing, each of the parties hereto further acknowledges that no amounts received by the Company following the date hereof in respect of any income Tax refund from the State of California shall be deemed an indebtedness of the Company or any Company Subsidiary to Seller and, accordingly, shall not be payable to Seller pursuant hereto. For purposes of determining the principal amount of the Promissory Note pursuant to this Section 6.12(b), not less than one Business Day prior to the Closing Date, Seller shall deliver, or cause to be delivered, to Purchaser (i) a statement of all outstanding indebtedness of the Company or any Company Subsidiary to Seller as of the Closing (without giving effect to any of the transactions contemplated hereby to occur on the Closing Date), (ii) Schedule A to the Assignment, including a statement of the book value (on a net investment basis) of each Financing Contract set forth thereon as of the date that is two Business Days prior to the Closing Date, and (iii) a separate schedule setting forth a list of the Securitized 90+ Contracts, including a statement of the book value (on a net investment basis) of each such contract as of the date that is two Business Days prior to the Closing Date.

         Section 6.13 Powers of Attorney; Accounts. Seller shall cause to be prepared and provided to Purchaser at least seven Business Days prior to the Closing Date a schedule setting forth a list of the names and addresses of all persons holding a power-of-attorney on behalf of the Company or any Company Subsidiary, the names and addresses of all banks or other financial institutions at which the Company or any Company Subsidiary has any account, deposit, lockbox or safe-deposit box, with the names of all persons authorized to draw on such accounts or deposits or to have access to such boxes and the account or other box numbers thereof. Seller shall, on or before the Closing Date, take all actions reasonably necessary to remove those persons who are signatories or holders of powers-of-attorney in respect of any such accounts, deposits, lockboxes or safe-deposit boxes (except such as shall be specified in writing by Purchaser) and otherwise to extinguish their signing authority or access with respect thereto. To the extent requested in writing by Purchaser at least five Business Days prior to the Closing Date, Seller shall, on or before the Closing Date, (i) terminate any and all arrangements pursuant to which the Company's and the Company Subsidiaries' funds or receipts are swept into or otherwise transferred into any bank account or other deposit account maintained by or under the control of Seller or any of its affiliates, (ii) use its reasonable best efforts to transfer and close any deposit accounts relating to lockboxes maintained by the Company or any Company Subsidiary and (iii) take all actions necessary to terminate any other powers-of-attorney made by the Company and any Company Subsidiary in favor of any person.


         Section 6.14 Inquiries and Negotiations.

                  (a) Notwithstanding anything to the contrary set forth in this Agreement, prior to receipt from Purchaser of a copy of the Commitment Letter, Seller shall be entitled to (i) continue existing, and solicit and initiate new, activities, discussions and negotiations with any Person in respect of the acquisition of all or any substantial part of the business and properties of the Company and the Company Subsidiaries, whether by sale of assets or the Shares, or by merger, consolidation, recapitalization, liquidation or similar transaction (each, an "Acquisition Transaction") and (ii) accept an offer for an Acquisition Transaction and enter into a definitive agreement in respect thereof. Notwithstanding anything to the contrary set forth in this Agreement, prior to receipt from Purchaser of a copy of the Commitment Letter, (i) Seller, and Seller's officers, employees, representatives and agents, shall be permitted, directly and indirectly, to (A) solicit and initiate discussions and negotiations with, and provide any non-public information to, any Person concerning an Acquisition Transaction, and (B) otherwise solicit, initiate and encourage inquiries and the submission of any proposal contemplating an Acquisition Transaction and (ii) Seller shall be under no obligation to communicate to Purchaser the terms of any inquiry or proposal that it may receive in respect of an Acquisition Transaction. The parties hereto hereby acknowledge that (i) at any time prior to Seller's receipt from Purchaser of a copy of the Commitment Letter, Seller shall be entitled to terminate this Agreement by paying to Purchaser Two Million Dollars as liquidated damages and
(ii) upon the making of such liquidated damages payment, this Agreement shall be deemed automatically terminated, null and void and without further force or effect..


                  (b) Upon receipt from Purchaser of a copy of the Commitment Letter, Seller shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted theretofore in respect of any and all Acquisition Transactions. Following receipt from Purchaser of a copy of the Commitment Letter, Seller shall not, and shall not permit its officers, employees, representatives or agents to, directly or indirectly, (i) solicit or initiate discussions or negotiations with, or provide any non-public information to, any Person other than Purchaser or its Affiliates concerning an Acquisition Transaction, or (ii) otherwise solicit, initiate or encourage inquiries or the submission of any proposal contemplating an Acquisition Transaction. Following receipt from Purchaser of a copy of the Commitment Letter, Seller shall promptly communicate to Purchaser the terms of any inquiry or proposal that it may receive in respect of an Acquisition Transaction, or has received or solicited, directly or indirectly, after the date of such receipt. Seller's notification under this Section 6.14(b) shall include the identity of the Person making such proposal or any other such information with respect thereto as Purchaser may reasonably request. Nothing contained in this Agreement shall be construed to prohibit Seller, following receipt from Purchaser of a copy of the Commitment Letter, from (i) if advised in writing by counsel to be required by fiduciary obligations under applicable law, providing non-public information to, and participating in negotiations with, a Person who has made a bona fide offer to effect an Acquisition Transaction for a purchase price in excess of the Purchase Price and payment of all amounts required by Section 6.12 and (ii) accepting an offer for an Acquisition Transaction which the Board of Directors of Seller, on the advice in writing of its financial advisor, believes is more favorable to the Seller than the transaction contemplated hereby. If an offer for an Acquisition Transaction is accepted pursuant to clause (ii) of the immediately preceding sentence, Seller shall immediately upon acceptance of such offer pay to Purchaser Four Million Dollars as liquidated damages. The parties hereto hereby acknowledge that, upon the making of such liquidated damages payment, this Agreement shall be deemed automatically terminated, null and void and without further force or effect. THE PARTIES HEREBY ACKNOWLEDGE THAT THE EXTENT OF DAMAGES TO PURCHASER OCCASIONED BY THE FAILURE OF THIS TRANSACTION TO BE CONSUMMATED FOLLOWING DELIVERY OF A COPY OF THE COMMITMENT LETTER BY

PURCHASER TO SELLER WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN AND THAT FOUR MILLION DOLLARS IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DOES NOT CONSTITUTE A PENALTY.


         Section 6.15 Delivery of November Financial Statements and December Financial Statements . Seller hereby agrees to deliver to Purchaser promptly upon completion, and in any event not later than December 15, 1998 and January 15, 1999, respectively, copies of the November Financial Statements and the December Financial Statements.

         Section 6.16 Employee Bonuses.

                  (a) Seller agrees to pay to the Company at the Closing (i) all amounts (the "Change-in-Control Amounts") required to be placed into escrow pursuant to Section 6 of the Employment Agreements in view of the Change in Control to be constituted by the consummation of the transactions contemplated by this Agreement and (ii) an amount equal to the sum of the escrow agent fees expressly set forth in Paragraph 18 of each of the Employee Escrow Agreements. In addition, at the Closing, Seller shall cause the Company to (i) execute and deliver each of the Employee Escrow Agreements and (ii) deposit into escrow in accordance with the terms of each such agreement the applicable Change-in-Control Amount. Following the Closing, Seller shall reimburse the Company, promptly following receipt of copies of invoices of the Escrow Agent (as defined in the Employee Escrow Agreements) reasonably satisfactory to Seller, for all reasonable out-of-pocket expenses incurred by the Escrow Agent in performing its duties under the Employee Escrow Agreements. Any amounts in respect of such out-of-pocket expenses incurred by the Escrow Agent not paid by Seller within ten days following receipt of such invoices shall be paid by the Purchaser and shall be deducted from the principal amount payable under the Promissory Note.

                  (b) Following the Closing, Purchaser shall cause the Company to honor the terms of each of the Employment Agreements.

                  (c) Seller agrees to pay when due any "retention" bonuses that may become due to any Existing Employees resulting from any agreement or promise existing prior to the Closing. Any amounts due but not paid by Seller within ten days following the applicable due date shall be paid by Purchaser and shall be deducted from the principal amount payable under the Promissory Note.


         Section 6.17 Collection of Certain Receivables and Partial Remittance.

                  (a) Following the Closing, Purchaser shall cause the Company
(i) to use its reasonable best efforts consistent with its own practices at that time to recover all amounts due under the Financing Contracts transferred to Seller pursuant to the Assignment and (ii) to remit to Seller, within 15 days following the end of each calendar quarter to an account to be designated by Seller, 85% of all payments received under or arising out of such Financing Contracts during the immediately preceding calendar quarter, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise.

                  (b) Following the Closing, Purchaser shall cause the Company and the Company Subsidiaries (i) to use their reasonable best efforts consistent with their own practices at that time to recover all amounts due under the Securitized 90+ Contracts and (ii) to remit to Seller, within 15 days following the end of each calendar quarter to an account to be designated by Seller, 85% of all payments received under or arising out of the Securitized 90+ Contracts during the immediately preceding calendar quarter, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise.

                  (c) Seller agrees to pay the reasonable costs and expenses of the Company in carrying out the collection activities provided for in Sections 6.17(a) and 6.17(b).

         Section 6.18 Assignment. Immediately prior to the Closing, Seller shall (a) cause the Company to execute and deliver the Assignment to Seller and
(b) on behalf of itself, execute and deliver the Assignment to the Company.


         Section 6.19 Commitment Letter; Certain Termination Rights.

                  (a) Purchaser agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to have sufficient funds available, in cash and pursuant to a firm commitment letter to be issued by First Union Capital Markets, Inc. (the "Commitment Letter"), to purchase all the Shares for the Purchase Price, to pay all amounts required pursuant to Section 6.12, and to perform all of its obligations hereunder. Purchaser agrees to use its reasonable best efforts to obtain the Commitment Letter, and to cause a copy thereof to be delivered to Seller, on or before December 31, 1998 (the "Commitment Letter Due Date").

                  (b) If Purchaser fails to obtain the Commitment Letter on or before the Commitment Letter Due Date, Purchaser shall thereafter have the right to terminate this Agreement at any time on or before the date (the "Section 6.19(b) Last Termination Date") that is two Business Days following the Commitment Letter Due Date.

                  (c) If Purchaser fails to deliver the Commitment Letter to Seller on or before the Commitment Letter Due Date and elects not to terminate this Agreement pursuant to Section 6.19(b) on or before the Section 6.19(b) Last Termination Date, Seller shall thereafter have the right to terminate this Agreement at any time on or before the date that is two Business Days following the Section 6.19(b) Last Termination Date.

                                   ARTICLE VII

                                   CONDITIONS

         Section 7.1 Conditions to Seller's Obligations. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Seller, at or prior to the Closing, of the following conditions:

                  (a) The representations and warranties of Purchaser contained in this Agreement will be true and correct in all respects (without reference to any materiality qualifications contained therein) as of the date made and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any representation or warranty is made expressly as of a specific date, in which case such representation or warranty will be true and correct as of such specified date) unless the failure of such representations of warranties to be true and correct as of any of such dates would not in the aggregate have a Purchaser Material Adverse Effect;


                  (b) Purchaser will have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof, including without limitation, payment of the amounts necessary under Section 6.12 hereof;

                  (c) Seller will have received a certificate of the President or the Chief Financial Officer of Purchaser as to the satisfaction of the conditions set forth in Section 7.1(a) and (b);

                  (d) Any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act will have expired or been terminated;

                  (e) There will be no order, decree or injunction of a court of competent jurisdiction or other governmental entity that prevents the consummation of the transactions contemplated by this Agreement;

                  (f) Seller will have received Purchaser's Closing Documents in form and substance reasonably satisfactory to Seller and its counsel;


                  (g) Seller will have received the Consents set forth in
Exhibit 7.1(g);

                  (h) The Escrow Agreement will have been executed and delivered by Purchaser to Seller;

                  (i) Each of the Promissory Note and the Security Agreement will have been executed and delivered by Purchaser to Seller; and

                  (j) The Assignment will have been executed and delivered by Seller and the Company.

         Section 7.2 Conditions to Purchaser's Obligations. The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Purchaser, at or prior to the Closing, of the following conditions:

                  (a) The representations and warranties of Seller contained in this Agreement will be true and correct in all respects (without reference to any materiality qualifications contained therein) as of the date made and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any representation or warranty is made expressly as of a specific date, in which case such representation or warranty will be true and correct as of such specified date) unless the failure of such representations of warranties to be true and correct as of any of such dates would not in the aggregate reasonably be likely to have a Company Material Adverse Effect;

                  (b) Seller will have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

                  (c) Purchaser will have received a certificate of the President of Seller as to the satisfaction of the conditions set forth in section 7.2(a), (b), and (g);

                  (d) Any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act will have expired or been terminated;

                  (e) There will be no order, decree or injunction of a court of competent jurisdiction or other governmental entity that prevents the consummation of the transactions contemplated by this Agreement;

                  (f) Purchaser will have received Seller's Closing Documents in form and substance reasonably satisfactory to Purchaser and its counsel;

                  (g) No Company Material Adverse Effect will have occurred since the date hereof;

                  (h) Purchaser will have received the Consents set forth in
Exhibit 7.1(g);

                  (i) The Escrow Agreement will have been executed and delivered by Seller to Purchaser;

                  (j) Purchaser will have received an opinion of Counsel from Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the Closing Date, in substantially the form attached as Exhibit 7.2(j);

                  (k) Except as otherwise requested by Purchaser, Purchaser shall have received the written resignation, effective as of the Closing Date, of each of the directors and officers of the Company and the Company Subsidiaries;

                  (l) Purchaser will have received the November Financial Statements and the December Financial Statements pursuant to Section 6.15;

                  (m) The Company will have deposited the Change-in-Control Amounts into escrow in accordance with the Employee Escrow Agreements;

                  (n) Seller will have paid to the Company in cash amounts sufficient to pay, to the extent waivers have not been received in respect thereof, excess interest accrued at default rates, late payment fees and Company Lender expenses, if any, due on the indebtedness of the Company to the Company Lenders outstanding as of the Closing Date;

                  (o) The Assignment will have been executed and delivered by Seller and the Company; and

                  (p) Purchaser will have received a certificate of an officer of Seller in substantially the form of Exhibit 7.2(p).

                                  ARTICLE VIII

                    DOCUMENTS TO BE DELIVERED AT THE CLOSING

         Section 8.1 Documents to Be Delivered by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following ("Seller's Closing Documents"):

                  (a) stock certificates representing the Shares, duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached;

                  (b) the certificate referred to in Section 7.2(c);

                  (c) the Escrow Agreement; and

                  (d) the Security Agreement.

         Section 8.2 Documents to Be Delivered by Purchaser . At the Closing, Purchaser shall deliver to Seller the following ("Purchaser's Closing Documents"):

                  (a) evidence of payment of the Purchase Price in accordance with Section 2.2;

                  (b) the certificate referred to in Section 7.1(c);

                  (c) the Escrow Agreement;

                  (d) the Promissory Note; and

                  (e) the Security Agreement.


                                   ARTICLE IX

                                   TERMINATION

         Section 9.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual written consent of Purchaser and Seller;

                  (b) by Purchaser, on the one hand, or Seller, on the other hand, if the Closing will not have occurred on or before February 28, 1999.

                  (c) by Purchaser, on the one hand, or Seller, on the other hand, if any court of competent jurisdiction or other Governmental Entity will have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action will have become final and nonappealable;

                  (d) by Purchaser, if (i) there has been a violation or breach by Seller of any agreement, representation, warranty or covenant of Seller contained in this Agreement (including the Seller Disclosure Letter), which violation or breach would have a Company Material Adverse Effect and which violation or breach is not curable or, if curable, is not cured within 30 days after written notice of such violation or breach is given by Purchaser or Seller


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

and such violation or breach has not been waived by
                    Purchaser or (ii) there has been any Company Material Adverse Effect;

                  (e) by Seller, if there has been a violation or breach by Purchaser of any agreement, representation, warranty or covenant of Purchaser contained in this Agreement, which violation or breach would have a Purchaser Material Adverse Effect and which violation or breach is not curable or, if curable, is not cured within 30 days after written notice of such violation or breach is given by Seller to Purchaser, and such violation or breach has not been waived by Seller;

                  (f) by Purchaser pursuant to Section 6.9(b);

                  (g) by Seller by paying the liquidated damages payment provided for in Section 6.14(a);

                  (h) by Seller by paying the liquidated damages payment provided for in Section 6.14(b);

                  (i) by Purchaser pursuant to Section 6.19 (b); or

                  (j) by Seller pursuant to Section 6.19(c).

         Section 9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other party or parties specifying the Section of this Agreement pursuant to which such termination is made, and upon any such permitted termination this Agreement shall forthwith terminate and become null and void, without liability on the part of Purchaser or Seller except (a) as set forth in Sections 6.2(b) and 11.1, which provisions shall not be affected by such termination, and (b) as set forth in Section 6.14(b). Nothing contained in this Section 9.2 shall relieve any party from liability for any material and willful breach of this Agreement prior to such termination; provided, however, that (a) Seller shall have no liability (except with respect to the liquidated damages payment provided for in Section 6.14(a) or Section 6.14(b), as the case may be) for any such breach that does not result in a Company Material Adverse Effect and (b) Purchaser shall have no liability for any such breach that does not result in a Purchaser Material Adverse Effect.


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

                                   ARTICLE X

               SURVIVAL OF OBLIGATIONS; INDEMNIFICATION; REMEDIES

         Section 10.1 Indemnification by Seller.


                  (a) Except as otherwise set forth herein, Seller shall indemnify, defend and hold harmless Purchaser and the Company, and each of their respective representatives, employees, officers, directors, stockholders, controlling persons and Affiliates (collectively, the "Purchaser Indemnified Persons"), for, and shall pay to the Purchaser Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including interest, penalties, costs of investigation and defense and the reasonable fees and expenses of attorneys and other professionals and experts) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), directly or indirectly, arising from or in connection with (i) any breach by Seller of any covenant, representation, warranty, agreement or obligation of Seller contained in this Agreement, (ii) any contingent liabilities disclosed by Seller to Purchaser pursuant to Section 6.9 after the date hereof that do not materially or adversely affect the benefits to be obtained by Purchaser under this Agreement,
(iii) any claim by any Person that the transactions contemplated by this Agreement may be a fraudulent transfer, or (iv) any claims in respect of Change-in-Control Amounts arising out of Section 6 of the Employment Agreements.


                  (b) Without duplication and subject to the terms and limitations set forth in this Section 10.1(b), Seller shall indemnify, defend and hold harmless the Company for,


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

and shall pay to the Company or any Company Subsidiary the amount of any Damages actually incurred by the Company or such Company Subsidiary following the Closing relating to any amounts actually paid by the Company to Barclays Bank PLC ("Barclays") on or before January 31, 1999 in respect of a"swap breakage amount" (such amounts, the "Special Contingent Liability").


         Section 10.2 Indemnification by Parent and Purchaser. Parent and Purchaser shall, jointly and severally, indemnify, defend and hold harmless Seller, the Company and each Company Subsidiary, and each of their respective representatives, employees, officers, directors, stockholders, controlling persons and Affiliates (collectively, the "Seller Indemnified Persons"), for, and shall pay to the Seller Indemnified Persons the amount of any Damages, directly or indirectly, arising from, attributable to or in connection with any breach by Purchaser of any covenant, representation, warranty, agreement or obligation of Purchaser contained in this Agreement; provided, however, that the representations and warranties of Purchaser set forth in Section 5.1 shall not survive the Closing.

         Section 10.3 Certain Other Indemnity Matters. Notwithstanding anything to the contrary contained in this Agreement, if the Closing occurs, (i) no claim for indemnification may be asserted by a Purchaser Indemnified Person against Seller under this Article X if any fact, event or circumstance giving rise to such claim was discovered by or known to Purchaser on or before the Closing Date, and not known to Seller, the Company or any Company Subsidiary, and (ii) no claim for indemnification may be asserted by any Purchaser Indemnified Person with respect to any breach by Seller of any representation or warranty set forth in this Agreement or in the Seller Disclosure Letter if such breach or information regarding such breach will have been disclosed in writing at or prior to the Closing; provided, however, that nothing in this Section 10.3 shall limit or otherwise affect Purchaser's right to be indemnified by Seller with respect to the Special Contingent Liability in accordance with the terms of
Section 10.1(b). For purposes of this Section, "known to Purchaser" shall mean all matters actually known by any of Daniel Cohen, Abraham Bernstein, Freddie Kotek, Crit DeMent, David English or Michael Riesenbach.


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

         Section 10.4 Time Limitations.

                  (a) If the Closing occurs, Seller shall have no liability under Section 10.1(a), other than with respect to the representations and warranties in Sections 4.2, 4.9 and 4.14 as provided below, unless on or before the date that is 14 months following the Closing Date, Purchaser notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Purchaser. A claim with respect to representations and warranties in Section 4.2 may be made at any time without any time limitation. A claim with respect to the representations and warranties in Section 4.9 may be made at any time prior to the third anniversary of the Closing Date. A claim with respect to the representations and warranties in Section 4.14 may be made within the time limits set forth in Section 6.10(k).

                  (b) If the Closing occurs, neither Parent nor Purchaser shall have any liability under Section 10.2 unless on or before the date that is 14 months following the Closing Date, Seller notifies Purchaser of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.


         Section 10.5 Limitations on Amount.

                  (a) Seller shall have no liability (for indemnification or otherwise) with respect to the matters described in Section 10.1(a), other than those representations and warranties in Sections 4.9, 4.14 and 4.17, until the total of all Damages with respect to such matters exceeds $500,000, and then Seller shall be responsible to the extent and by the amount that the aggregate amount of all Damages incurred as a result of such breaches exceeds $500,000; provided, however, Seller shall have no liability for and to the extent that the aggregate amount of all Damages exceeds the Purchase Price.

                  (b) Neither Parent nor Purchaser shall have any liability (for indemnification or otherwise) with respect to the matters described in Section 10.2, other than with respect to claims arising under Section 6.17, the Promissory Note or the Escrow Agreement, until the total of all Damages with respect to such matters exceeds $500,000, and then Parent and Purchaser shall be responsible to the extent and by the amount that the aggregate amount of all Damages incurred as a result of such breaches exceeds $500,000; provided, however, other than with respect to claims arising under Section 6.17, the Promissory Note or the Escrow Agreement, neither Parent nor Purchaser shall have any liability for and to the extent that the aggregate amount of all Damages exceeds $7,000,000.

         Section 10.6 Procedure for Indemnification; Third Party Claims.

                  (a) Promptly after receipt by an indemnified party under
Section 10.1 or 10.2 of written notice (a "Notice of Claim") of the commencement of any action, suit or proceeding against it, or written threat thereof, such indemnified party shall, if a claim is to be made against an indemnifying party under either of said Sections, as applicable, give notice to the indemnifying party of the commencement of such action, suit or proceeding. The indemnified party shall furnish to the indemnifying party in reasonable detail such information as the indemnified party may have with respect to such indemnification claims (including copies of any summons, complaint or other pleading that may have been served on it and any written claim, demand, invoice, billing or other document evidencing or assenting the same). Subject to the limitations set forth in this Section 10.6(a), no failure or delay by the indemnified party in the performance of the foregoing shall reduce or otherwise affect the obligation of the indemnifying party to indemnify and hold the indemnified party harmless, except to the extent that such failure or delay will have adversely affected the indemnifying party's ability to defend against, settle or satisfy any action, suit or proceeding against it, damage, loss, claim or demand for which the indemnified party is entitled to indemnification hereunder.

                  (b) If the claim or demand set forth in the Notice of Claim given by the indemnified party is a claim or demand asserted by a third party, the indemnifying party shall have 30 days after the Date of Notice of Claim to notify the indemnified party in writing of its election to defend such third-party claim or demand on behalf of the indemnified party. If the indemnifying party elects to defend such third-party claim or demand, the indemnified party shall make available to the indemnifying party and its agents and representatives all records and other materials that are reasonably required in the defense of such third-party claim or demand and shall otherwise cooperate with, and assist the indemnifying party in the defense of, such third-party claim or demand, and so long as the indemnifying party is defending such third-party claim in good faith, the indemnified party shall not pay, settle or compromise such third-party claim or demand. If the indemnifying party elects to defend such third-party claim or demand, the indemnifying party shall have the right to control the defense of such third-party claim or demand, at the indemnifying party's own expense. If the indemnifying party does not elect to defend such third-party claim or demand or does not defend such third-party claim or demand in good faith, the indemnified party shall have the right, in addition to any other right or remedy it may have hereunder, to defend such third-party claim or demand at the indemnifying party's expense.

                  (c) In the event any indemnified party shall have a claim under Section 10.1 or 10.2 against any indemnifying party that does not involve a third party claim, the indemnified party shall deliver a notice with reasonable promptness to the indemnifying party. The failure by any indemnified party to give an indemnity notice shall not impair such party's rights hereunder except to the extent that an indemnifying party demonstrates that is has been materially prejudiced thereby. If the indemnifying party notifies the indemnified party that it does not dispute the claim described in such notice or fails to notify the indemnified party within 30 calendar days whether the indemnifying party disputes the claim described in such indemnity notice, the amount specified in the notice will be conclusively deemed a liability of the indemnifying party under Section 10.1 or 10.2 and the indemnifying party shall pay or agree to release from escrow, as the case may be, the amount of such loss to the indemnified party on demand. If the indemnifying party has timely disputed its liability with respect to such claim, the indemnifying party and the indemnified party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiation within 30 calendar days of timely response by the indemnifying party, such dispute shall be resolved by litigation in a court of competent jurisdiction.

                  (d) The term "Date of Notice of Claim" shall mean the date the Notice of Claim is effective pursuant to Section 11.3 of this Agreement.

                  (e) To the extent this Section 10.6 is inconsistent with
Section 6.10(e)(iii), (f), or (g), Section 6.10 shall govern matters related to Taxes.

         Section 10.7 Security for Indemnification. Seller shall deposit the sum of $5,000,000 in escrow pursuant to the Escrow Agreement for the purpose of providing security for the satisfaction of the obligation to make payment hereunder (a) in respect of the Special Contingent Liability and (b) of Damages. After termination of the Escrow Account (as defined in the Escrow Agreement), the principal amount payable under the Promissory Note shall be reduced to the extent of any Damages subject to indemnification hereunder and attributable to breaches of Sections 4.2, 4.9 or 4.14.


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

                                   ARTICLE XI

                                  MISCELLANEOUS

         Section 11.1 Fees and Expenses. Except as otherwise expressly set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses, and the Company shall not pay any of the costs of this Agreement or the transactions contemplated hereby incurred on behalf of Seller (including the fees and expenses of Seller's attorneys, tax and accounting advisors and investment bankers). Without limiting the foregoing, Seller shall pay all costs and expenses related to obtaining the Consents listed on Exhibit 7.1(g), including any unusual costs or charges expressly payable pursuant to any of the agreements to which such Consents relate that are directly attributable to the consummation of the transactions contemplated hereby.


         Section 11.2 Amendments. This Agreement can be amended, supplemented or modified only by a written instrument signed by each of the parties hereto making specific reference to this Agreement.


         Section 11.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five Business Days after the day when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as may be specified by like notice) (a) if to Seller, to:

                  Japan Leasing (U.S.A.), Inc.
                  1251 Avenue of the Americas, 48th Fl.
                  New York, New York  10020

                  Attn: Mr. Jun Ogihara
                  Facsimile: (212) 403-3150
                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  525 University Avenue, Suite 220
                  Palo Alto, California 94301
                  Attn: Kenton J. King, Esq.
                  Facsimile: (650) 470-4570

                  (b) if to Purchaser before December 21, 1998, to:

                  Fidelity Leasing, Inc.
                  7 E. Skippack Pike
                  Ambler, Pennsylvania  19002
                  Facsimile: (215) 619-2830
                  Attn:  Abraham Bernstein

              if to Purchaser on or after December 21, 1998, to:

                  Fidelity Leasing, Inc.
                  1255 Wrights Lane
                  West Chester, Pennsylvania  19380
                  Facsimile: (888) 682-0600
                  Attn:  Abraham Bernstein

                  in either case, with a copy to:

                  Ledgewood Law Firm, P.C.
                  1521 Locust Street - 8th Floor
                  Philadelphia, Pennsylvania  19102
                  Facsimile: (215) 735-2513
                  Attn:  Richard J. Abt, Esquire

         Section 11.4 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrase "made available" when used in this Agreement shall mean that the information referred to has been made available by the party to whom such information is to be made available.

         Section 11.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 11.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

         Section 11.7 Entire Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement, and supersedes all other prior or contemporaneous negotiations, commitments, agreements and understandings (whether written or oral) between the parties with respect to the subject matter hereof.

         Section 11.8 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         Section 11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

         Section 11.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Purchaser may assign its rights to purchase the Shares to any of its Affiliates; provided, however, that Purchaser shall remain liable for all its obligations hereunder regardless of any such assignment. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns, and except to the extent necessary to enforce the provisions of Section 6.16, the provisions of this Agreement are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         Section 11.11 Specific Performance; Submission to Jurisdiction. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each nonbreaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) shall waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled (without having to post a bond or other security), in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in any state or federal district court sitting in Wilmington, Delaware. Each of the parties hereto consents to submit itself to the personal jurisdiction of any state or federal court located in Wilmington, Delaware and irrevocably agrees that it will not bring any action or proceeding relating to this Agreement in any court other than a state or federal court located within Wilmington, Delaware. Each of the parties hereto furthermore consents to service of process upon it in the manner set forth in
Section 11.3 and accepts for itself and in connection with its respective properties, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and waives any defense of forum non conveniens, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

         Section 11.12 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, whether under this Agreement or afforded by law or otherwise, shall be cumulative and not alternative.

         Section 11.13 Time of Essence. Each of the parties hereto agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         IN WITNESS WHEREOF, Purchaser and Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first above written.

                                                   FIDELITY LEASING, INC.



                                                   By:
                                                   Name:
                                                   Title:


                                                   JAPAN LEASING (U.S.A.), INC.



                                                   By:
                                                   Name:
                                                   Title:



         THE UNDERSIGNED ACKNOWLEDGES AND AGREES that it is bound by and subject to the provisions of, and otherwise a party to, Article X.

                                                   RESOURCE AMERICA, INC.



                                                   By:
                                                   Name:
                                                   Title: